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                              EXCHANGE AGREEMENT


                                    among:


                           ALTEON WEBSYSTEMS, INC.,
                            a Delaware corporation;


                         PHARSALIA TECHNOLOGIES, INC.
                            a Delaware corporation;


                                      and


                    the KEY STOCKHOLDER (as defined herein)

                          Dated as of March 31, 2000



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

                              TABLE OF CONTENTS

                                                                           Page

1.   Description of Transaction............................................  1

     1.1   Alteon Stock....................................................  1

     1.2   The Exchange....................................................  2

     1.3   Effect of the Exchange..........................................  2

     1.4   Sale and Purchase of Shares.....................................  2

     1.5   Exchange Ratio..................................................  2

     1.6   Closing.........................................................  2

     1.7   Directors and Officers..........................................  3

     1.8   Conversion of Shares............................................  3

     1.9   Employee Stock Options..........................................  4

     1.10  Closing of Seller's Transfer Books..............................  5

     1.11  Delivery of Certificates and Stock Powers to Seller; Exchange
           of Certificates; Escrow Stock...................................  5

     1.12  Seller Board Meetings...........................................  6

     1.13  Tax Treatment...................................................  6

2.   Representations and Warranties of Seller and the Key Stockholder......  6

     2.1   Due Organization; No Subsidiaries; Etc..........................  6

     2.2   Certificate of Incorporation and Bylaws; Records................  7

     2.3   Capitalization, Etc.............................................  7

     2.4   Financial Statements............................................  8

     2.5   Title to Assets.................................................  9

     2.6   Equipment.......................................................  9

     2.7   Real Property...................................................  9

     2.8   Proprietary Assets..............................................  9

     2.9   Intentionally Omitted........................................... 10

     2.10  Contracts....................................................... 10

     2.11  Liabilities..................................................... 11

     2.12  Compliance With Legal Requirements.............................. 11

     2.13  Governmental Authorizations..................................... 11

     2.14  Tax Matters..................................................... 12

     2.15  Employee and Labor Matters...................................... 12

     2.16  Benefit Plans; ERISA............................................ 13

     2.17  Environmental Matters........................................... 15

     2.18  Insurance....................................................... 15


                                       i.
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                               TABLE OF CONTENTS

                                                                            Page

     2.19  Related Party Transactions......................................  15

     2.20  Certain Payments, Etc...........................................  16

     2.21  Proceedings; Orders.............................................  16

     2.22  Authority; Binding Nature of Agreements.........................  17

     2.23  Non-Contravention; Consents.....................................  17

     2.24  No Brokers......................................................  18

     2.25  Intentionally Omitted...........................................  18

     2.26  Full Disclosure.................................................  18

     2.27  Accredited Investor.............................................  19

     2.28  Seller's Assets.................................................  19

3.   Representations and Warranties of Purchaser...........................  19

     3.1   Acquisition of Shares...........................................  19

     3.2   Authority; Binding Nature of Agreement..........................  19

     3.3   Brokers.........................................................  19

     3.4   Valid Issuance..................................................  19

     3.5   Due Organization................................................  19

4.   Pre-Closing Covenants of Seller and the Key Stockholder...............  20

     4.1   Access and Investigation........................................  20

     4.2   Operation of Business...........................................  20

     4.3   Filings and Consents............................................  22

     4.4   Notification; Updates to Disclosure Schedule....................  22

     4.5   Payment of Indebtedness by Related Parties......................  23

     4.6   No Negotiation..................................................  23

     4.7   Best Efforts....................................................  24

     4.8   Confidentiality.................................................  24

     4.9   Additional Capital..............................................  24

     4.10  Audited Financial Statements....................................  24

     4.11  Stockholder Agreements; Delivery of Seller Stock Certificates...  24

     4.12  Assumed Options Permitted under Option Plan.....................  24

     4.13  Registration Statement..........................................  24

5.   Pre-Closing Covenants of Purchaser....................................  25

     5.1   Best Efforts....................................................  25

     5.2   Confidentiality.................................................  25

6.   Conditions Precedent to Purchaser's Obligation to Close...............  25



                                      ii.
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                              TABLE OF CONTENTS

                                                                            Page

     6.1   Accuracy of Representations.....................................  25

     6.2   Performance of Obligations......................................  26

     6.3   Consents........................................................  26

     6.4   Additional Documents............................................  26

     6.5   No Proceedings..................................................  26

     6.6   No Claim Regarding Stock Ownership or Sale Proceeds.............  26

     6.7   No Prohibition..................................................  26

7.   Conditions Precedent to Stockholders' Obligation to Close.............  27

     7.1   Accuracy of Representations.....................................  27

     7.2   Purchaser's Performance.........................................  27

     7.3   No Injunction...................................................  27

     7.4   No Proceedings..................................................  27

8.   Termination...........................................................  27

     8.1   Termination Events..............................................  27

     8.2   Termination Procedures..........................................  28

     8.3   Effect of Termination...........................................  29

     8.4   Nonexclusivity of Termination Rights............................  29

9.   Indemnification, Etc..................................................  29

     9.1  Survival of Representations and Covenants........................  29

     9.2  Indemnification by Stockholders..................................  29

     9.3  Threshold........................................................  31

     9.4  Right to Require Cure of Breach..................................  31

     9.5  No Contribution..................................................  31

     9.6  Exclusive Remedy.................................................  31

     9.7  Defense of Third Party Claims....................................  31

     9.8  Exercise of Remedies by Indemnitees Other Than Purchaser.........  32

10.  Miscellaneous Provisions..............................................  32

     10.1  Several Liability...............................................  32

     10.2  Intentionally Omitted...........................................  33

     10.3  Fees and Expenses...............................................  33

     10.4  Attorneys' Fees.................................................  34

     10.5  Notices.........................................................  34

     10.6  Publicity.......................................................  35

     10.7  No Hire.........................................................  35



                                      iii.
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                               TABLE OF CONTENTS

                                                                            Page

     10.8   Time of the Essence............................................  35

     10.9   Headings.......................................................  35

     10.10  Counterparts...................................................  35

     10.11  Governing Law; Venue...........................................  35

     10.12  Successors and Assigns; Assignment.............................  36

     10.13  Remedies Cumulative; Specific Performance......................  36

     10.14  Waiver.........................................................  37

     10.15  Amendments.....................................................  37

     10.16  Severability...................................................  37

     10.17  Parties in Interest............................................  37

     10.18  Entire Agreement...............................................  37

     10.19  Construction...................................................  37

     10.20  Purchaser Voting Rights Waiver.................................  38

EXHIBITS

Exhibit A:  Certain Definitions

Exhibit B:  Form of Stockholder Agreement

Exhibit C:  Escrow Agreement

Exhibit D:  OEM Agreement

Exhibit E:  Form of Non-Competition Agreement

Exhibit F:  Form of Opinion of Sims Moss Kline & Davis LLP

Exhibit G:  Form of Opinion of Cooley Godward LLP

Exhibit H:  Registration Rights Agreement





                                      iv.
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                              EXCHANGE AGREEMENT

    This Exchange Agreement is entered into as of March 31, 2000 (the "Effective Date"), by and among Alteon WebSystems, Inc., a Delaware corporation ("Purchaser"), Pharsalia Technologies, Inc., a Delaware corporation ("Seller"), and Richard A. Howes (the "Key Stockholder"). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them on Exhibit A. Purchaser, Seller and the Key Stockholder are referred to herein individually, as a "Party," and collectively, as the "Parties."

                                   Recitals

    A. The stockholders and optionholders of Seller, including the Key Stockholder (the "Stockholders") own all of the outstanding capital stock and options of Seller, other than the Alteon Stock which is owned by Purchaser. For the purpose of this Agreement, the Stockholders include all holders of any capital stock of Seller and all holders of any option, convertible debt securities or other right to purchase any shares of capital stock of Seller as of the Effective Date, or as of the date of becoming a Stockholder if such date is after the Effective Date, and through the Closing Date. A listing of the Stockholders and their respective holdings of Seller is set forth in the Disclosure Schedule.

    B. Pursuant to this Agreement and the Stockholder Agreements (as described in Recital C), the Seller on behalf of the Stockholders shall have the right to put, and Purchaser shall have the right to call, the outstanding capital stock of Seller, other than the Alteon Stock, as a result of which Seller will become a wholly-owned subsidiary of Purchaser and each Stockholder's capital stock and all outstanding options will be automatically exchanged for shares of common stock and options of Purchaser, as applicable.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, (i) each Stockholder shall enter into with Purchaser a Stockholder Agreement and an Escrow Agreement, in the form of Exhibit B and Exhibit C, respectively, attached hereto, (ii) Seller shall enter into an OEM agreement with Purchaser in the form of Exhibit D attached hereto (the "OEM Agreement") whereby Seller shall develop the Product in accordance with the Product Specifications and (iii) each Stockholder shall enter into a registration rights agreement in the form of Exhibit H attached hereto (the "Registration Rights Agreement").

                                   Agreement

    Purchaser, Seller and the Key Stockholder, intending to be legally bound, agree as follows:

1.  Description of Transaction

    1.1 Alteon Stock. On the Effective Date, Seller shall issue to Purchaser 300 shares of Series A preferred stock of Seller, $.0001 par value per share ("Series A Preferred Stock"), plus the number of shares of Series A Preferred Stock (including fractional shares) valued at $10,000 per share equal to the accrued interest on the promissory note in the principal amount of $2,000,000 dated December 30, 1999 between Purchaser and Seller (the "Note"), with a per share value of $10,000 and with the powers, designations, preferences and other special rights as set forth in the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Seller dated March 31, 2000. Any shares of stock issued to Purchaser by Seller, including such shares of Series A Preferred Stock, shall be referred to as the "Alteon Stock." The consideration provided to Seller by Purchaser for such issuance is (i) the Note; (ii) the accrued interest on the Note; and (iii) $1,000,000 in cash to be paid by Purchaser to Seller on the Effective Date.

    1.2 The Exchange. Upon delivery by written notice to the other Parties to this Agreement (the "Exchange Notice") and subject to Section 1.6 below: (i) Purchaser may at any time following September 1, 2000 and prior to the Termination Date and (ii) Seller, on behalf of the Stockholders, may at any time following the Satisfaction Date and prior to the Termination Date, elect to cause the exchange (the "Exchange"). The Exchange shall mean (i) the automatic exchange of the Seller Common Stock for Purchaser Common Stock in accordance with the Exchange Ratio, as provided for in the Stockholder Agreements and (ii) the automatic assumption by Purchaser of each Seller Option as provided in
Section 1.9.

    1.3 Effect of the Exchange. In the event of consummation of the Exchange, Seller shall become a wholly-owned subsidiary of Purchaser and (i) pursuant to
Section 1.8, each share of common stock of Seller, par value $0.0001 per share ("Seller Common Stock") shall be automatically exchanged for shares of common stock of Purchaser, par value $0.001 per share ("Purchaser Common Stock") and
(ii) pursuant to Section 1.9, each Seller Option (as defined in Section 1.9) shall be assumed by Purchaser. The terms of each such Exchange are set forth in the Stockholder Agreement between Purchaser and each Stockholder.

    1.4 Sale and Purchase of Shares. At the Closing, each Stockholder shall sell, assign, transfer and deliver all of their shares of common stock of Seller to Purchaser, and Purchaser shall purchase the same from the Stockholders, on the terms and subject to the conditions set forth in this Agreement.

    1.5  Exchange Ratio.

         (a)  Certain Definitions for Purposes of Determining the Exchange
Ratio.

              (i) "Average Trading Price" means the average of the closing prices of Purchaser Common Stock as reported on the Nasdaq National Market or over-the-counter market for each of the 60 trading days ending on the day immediately preceding the Satisfaction Date.

              (ii)   "Seller Value" means (A) if the Delivery Date is
November 1, 2000, $100,000,000 or (B) if the Delivery Date is prior to
November 1, 2000, the sum of (1) $100,000,000 and (2) $333,333 multiplied by the number of calendar days between and including the Delivery Date and September 1, 2000; provided, however, that in no event shall the Seller Value exceed $120,000,000.

              (iii) "Fully-Diluted Capitalization" means the sum of (1) the outstanding shares of Seller Common Stock and (2) the number of shares issuable upon the exercise of all options, warrants or any rights for the issuance of any other type of security (excluding the Alteon Stock) of Seller, whether or not any of the foregoing is disclosed on the Disclosure Schedule.

         (b) Exchange Ratio. The purchase price per share payable by Purchaser for the Seller Common Stock and the ratio to be used in Section 1.9(b) to calculate the number of Assumed Options shall be based on an exchange ratio that is determined by dividing the Seller Value by the Average Trading Price and dividing that quotient by the Fully-Diluted Capitalization of Seller on the Closing Date (the "Exchange Ratio").

    1.6  Closing.

         (a) The closing of the Exchange (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306 (or at such other place Purchaser and the Agent may jointly designate) within 10 business days following the

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delivery of the Exchange Notice, subject to the Parties' compliance with applicable regulatory and securities requirements and the conditions set forth in Sections 6 and 7. For the purposes of this Agreement, "Scheduled Closing Time" means the time and date that the Closing is required to take place pursuant to this Section 1.6(a) and "Closing Date" means the time and date that the Closing actually takes place.

         (b)  At the Closing:

              (i) Seller shall deliver to Purchaser (i) all Seller Stock Certificates representing the outstanding shares of Seller Common Stock, (ii) 5 original Stock Powers (as defined in the Stockholder Agreements) and (iii) a Stockholder Agreement and the Registration Rights Agreement, executed by Seller and each Stockholder;

              (ii) Purchaser shall issue the total number of shares of Purchaser Common Stock (the "Total Consideration") to the Agent and the Escrow Agent as contemplated by Section 1.11;

              (iii) The Key Stockholder and each other employee of Seller ("Employee") set forth in Part 2.15 of the Disclosure Schedule shall execute and deliver to Purchaser and Seller a Noncompetition Agreement in the form of Exhibit E attached hereto; and

              (iv) The Seller and the Key Stockholder shall execute and deliver to Purchaser a certificate (the "Closing Certificate") setting forth the Seller's and Key Stockholder stating that (A) each of the representations and warranties made by Seller and the Key Stockholder in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by Seller and the Key Stockholder in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that Seller and the Key Stockholder are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.2(b), 6.5 and 6.6 has been satisfied in all respects.

    1.7 Directors and Officers. Unless otherwise determined by Purchaser prior to the Closing Date, the directors and officers of Seller immediately after the Closing Date shall be the individuals specified by Purchaser and those individuals not so specified shall resign prior to the Closing. Nothing contained herein shall require any person serving as an officer or director of Seller to continue in such position following the Closing Date.

    1.8  Conversion of Shares.

         (a) Subject to Section 1.11(d), at the Closing Date, each share of common stock of Seller Common Stock outstanding immediately prior to the Closing Date shall be converted into the right to receive the number of whole shares of Purchaser Common Stock based on the Exchange Ratio. The Alteon Stock shall not be converted and, as set forth in Section 1.11(d), no fractional shares shall be issued.

         (b) If any Seller Common Stock immediately prior to the Exchange is unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Seller, then Purchaser Common Stock issued in exchange for such Seller Common Stock will also be unvested and/or subject to the same vesting schedule, repurchase option, risk of forfeiture or other condition and, as of the Closing Date, Seller is hereby deemed to have assigned and transferred to Purchaser all such rights, and the certificates representing such shares of Purchaser Common Stock may accordingly be marked with appropriate legends.

         (c) A portion of the shares of the Seller Common Stock shall be delivered into escrow and held as specified in Section 1.11(a).

    1.9  Employee Stock Options.

         (a) At the Closing Date, each stock option then outstanding under the stock option plan of Seller (the "Option Plan"), whether vested or unvested ("Seller Option"), shall be assumed by Purchaser ("Assumed Option") in accordance with the terms of this Agreement and the terms (as in effect as of the Effective Date) of the Option Plan and the stock option agreement by which such Seller Option is evidenced. The Option Plan will be adopted by Seller within a reasonable time after the Effective Date in a form mutually acceptable to Seller and Purchaser. All rights with respect to Seller Common Stock under outstanding Seller Options shall thereupon be converted into rights with respect to Purchaser Common Stock.

         (b) Accordingly, from and after the Closing Date (a) each Assumed Option may be exercised solely for shares of Purchaser Common Stock, (b) the number of shares of Purchaser Common Stock subject to each Assumed Option shall be equal to the number of shares of Purchaser Common Stock that were subject to such Assumed Option immediately prior to the Closing Date multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Purchaser Common Stock, (c) the per share exercise price for Purchaser Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the exercise price per share of Purchaser Common Stock subject to such Assumed Option, as in effect immediately prior to the Closing Date, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent,
(d) each Assumed Option designated an "incentive stock option" as defined in
Section 422 of the Code ("ISO") immediately prior to the Closing Date shall remain an ISO and (e) all restrictions on the exercise of each Assumed Option shall continue in full force and effect (except that the conversion of each Seller Option into an option for Purchaser Common Stock in accordance herewith shall result in a cancellation of any provision in such Seller Option requiring the Employee to resell to Seller shares acquired by exercise of such Seller Option if such Employee voluntarily ends his employment with Seller), and the term, exercisability, vesting schedule and other provisions of such Seller Option shall otherwise remain unchanged; provided, however, that each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Purchaser after the Closing Date.

         (c) At the Closing Date, and in accordance with the stock purchase agreements between Seller and certain of its Employees, Seller hereby agrees that all rights of Seller has with respect to any Seller Common Stock, as well as all other rights of Seller under such stock purchase agreements, are hereby deemed to be assigned to Purchaser. Seller and Purchaser shall take all action that may be necessary (under the Option Plan and otherwise) to effectuate the provisions of this Section 1.9. Following the Closing Date, Purchaser will send to each holder of an Assumed Option a written notice setting forth (i) the number of shares of Purchaser Common Stock subject to such Assumed Option and
(ii) the exercise price per share of Purchaser Common Stock issuable upon exercise of such Assumed Option.

         (d) Pursuant to Section 4.13, Purchaser shall file with the Securities and Exchange Commission ("SEC"), a registration statement on Form S-8 registering the shares of Purchaser Common Stock issuable upon exercise of the Assumed Options pursuant to this Section 1.9.

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

    1.10 Closing of Seller's Transfer Books. At the Closing Date, holders of certificates representing shares of the capital stock of Seller that were outstanding immediately prior to the Closing Date shall cease to have any rights as stockholders of Seller, and the stock transfer books of Seller shall be closed with respect to all shares of capital stock outstanding immediately prior to the Closing Date. No further transfer of any such shares of the capital stock of Seller shall be made by Seller on its stock transfer books after the Closing Date. If, after the Closing Date, a valid certificate previously representing a Seller Stock Certificate (as defined in Section 1.11) is presented to Seller or Purchaser, such Seller Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.11.

    1.11 Delivery of Certificates and Stock Powers to Seller; Exchange of Certificates; Escrow Stock.

          (a) As of the Effective Date, or as of the date upon becoming a Stockholder if such date is after the Effective Date, Seller shall cause each Stockholder to deliver (i) to Seller, (A) each of their respective Seller Stock Certificates representing the outstanding shares of Seller Common Stock and (B) 5 original executed and undated Stock Powers and (ii) to Purchaser, an executed Stockholder Agreement, Escrow Agreement and Registration Rights Agreement. Until delivery to the Agent of the Purchaser Common Stock as contemplated by Section 1.11(b), the Seller Stock Certificates shall be held by Purchaser's counsel.

         (b) Within 5 business days after the Closing Date, Purchaser's transfer agent shall deliver (i) to the Agent, a certificate in the name of each Stockholder each representing (x) 90% of the number of whole shares of Purchaser Common Stock that each Stockholder has the right to receive pursuant to Section
1.8 less (y) the Unvested Shares, as defined below (the "Primary Shares") and
(ii) to the Escrow Agent, on behalf and in the name of the Stockholders, a certificate representing 10% of the number of whole shares of Purchaser Common Stock that such Stockholders have the right to receive pursuant to the provisions of Section 1.8 (the "Escrow Stock"). The Escrow Stock shall consist of shares of Purchaser Common Stock that are subject to repurchase upon certain events pursuant to the terms of the stock purchase agreement or employment agreement (the "Repurchase Agreements") between each Stockholder and Seller (the "Unvested Shares"). To the extent that the Primary Shares otherwise deliverable to Agent pursuant to clause (i) of the first sentence of this Section 1.11(b) are Unvested Shares, such Unvested Shares shall continue to be held by Purchaser's transfer agent and remain subject to all rights of repurchase of Purchaser or Seller until released pursuant to the last sentence of this Section 1.11(b). The Escrow Stock shall be retained by the Escrow Agent, pursuant to the Escrow Agreement, to secure the Stockholders' indemnification and certain other obligations to Purchaser, as set forth in the Stockholder Agreements, for a period of 1 year after the Closing (or if an indemnification claim is pending at the expiration of such period, until the resolution of such claim) and shall be available to Purchaser in accordance with Section 9. If any Seller Stock Certificate shall have been lost, stolen or destroyed, Purchaser may, in its discretion and as a condition precedent to the issuance of any certificate representing Purchaser Common Stock, require the owner of such lost, stolen or destroyed Seller Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Purchaser may reasonably direct) as indemnity against any claim that may be made against Purchaser or Seller with respect to such Seller Stock Certificate. Following the Closing Date and upon the request of the Stockholder, but not more often than following each 30 day period of continuous service of such Stockholder with Purchaser, Purchaser shall, as soon as reasonably practicable, instruct its transfer agent to deliver to such Stockholder a stock certificate representing the whole number of Primary Shares issued to such Stockholder that are no longer Unvested Shares pursuant to the terms of such Stockholder's Repurchase Agreement.

         (c) No dividends or other distributions declared or made with respect to Purchaser Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered

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

Seller Stock Certificate with respect to the shares of Purchaser Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Seller Stock Certificate in accordance with this Section 1.11 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

         (d) No fractional shares of Purchaser Common Stock shall be issued in connection with the Exchange, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Seller's capital stock who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock issuable to such holder) shall, upon surrender of such holder's Seller Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Average Trading Price.

         (e) Neither Purchaser or Seller shall be liable to any holder or former holder of capital stock of Seller for any shares of Purchaser Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.12 Seller Board Meetings. Until the Termination Date, Purchaser shall have the right to designate one person reasonably acceptable to Seller to attend all meetings of the board of directors of Seller and any committees thereof, in the capacity as a visitor, and to receive all materials provided to members of the Board or committees thereof; provided, however, that (i) such person shall not be entitled to attend portions of meetings or receive materials related to the Memorandum of Understanding dated December 30, 1999 between Purchaser and Seller, this Agreement and any related agreements, including the Transactional Agreements (the "Excluded Matters"), and (ii) such person agrees to sign a proprietary information and assignment agreement, in a form acceptable to the Parties.

    1.13 Tax Treatment. For federal income tax purposes, the Parties intend that the Exchange qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will use reasonable Best Efforts to have it so qualify; provided, however, that none of the Parties makes any representation or warranty that the Exchange will so qualify.

2.  Representations and Warranties of Seller and the Key Stockholder

    Seller and the Key Stockholder severally represent and warrant, to and for the benefit of the Indemnitees, except as set forth on the Disclosure Schedule, as follows:

    2.1  Due Organization; No Subsidiaries; Etc.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:

              (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

              (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and

              (iii)  to perform its obligations under all Seller Contracts.

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

         (b) Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Seller."

         (c) Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the state of Georgia. Seller is in good standing as a foreign corporation in the state of Georgia.

         (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of Seller's board of directors and (ii) the names and titles of Seller's officers.

         (e) Neither Seller nor any of its stockholders has ever approved, or commenced any Proceeding or made any election contemplating, the dissolution or liquidation of Seller or the winding up or cessation of Seller's business or affairs.

         (f) Seller has no subsidiaries, and Seller has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

    2.2  Certificate of Incorporation and Bylaws; Records.

         (a)  Seller has delivered to Purchaser accurate and complete copies of:

              (i) Seller's certificate of incorporation and bylaws, including all amendments thereto;

              (ii)   the stock records of Seller; and

              (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Seller, the board of directors of Seller and all committees of the board of directors of Seller.

There have been no meetings or other proceedings of the stockholders of Seller, the board of directors of Seller or any committee of the board of directors of Seller that are not fully reflected in such minutes or other records.

         (b) There has not been any violation of any of the provisions of Seller's certificate of incorporation or bylaws or of any resolution adopted by the Stockholders, Seller's board of directors or any committee of Seller's board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

    2.3  Capitalization, Etc.

         (a)  The authorized capital stock of Seller consists of:

              (i) 90,000,000 shares of Seller Common Stock, 496,000 shares (constituting all of the shares held by the Stockholders) of which are issued and outstanding, with all such Seller Common Stock issued pursuant to a form stock purchase agreement (including any amendments thereto) that has been provided to Purchaser; and

              (ii) 10,000,000 shares of preferred stock having a par value of $0.0001 per share, of which 300 shares, plus the number of shares (including fractional shares) equal to the accrued interest on the "Note" (collectively constituting the Alteon Stock) have been issued and are outstanding.

         (b) The Stockholders have, and Purchaser will acquire at the Closing, good and valid title to the shares held by the Stockholders free and clear of any Encumbrances.

         (c) All of the shares held by the Stockholders (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. Each Stockholder has delivered to Purchaser executed copies of the Stockholder Agreement, Escrow Agreement and Registration Rights Agreement and accurate and complete copies of the stock certificates evidencing all of the shares held by such Stockholder and each such stock certificate has been delivered to Seller.

         (d) Except as set forth in this Agreement and the Stockholder Agreements, there is no:

              (i) outstanding subscription, option, call, warrant or right (whether or not exercisable) to acquire any shares of the capital stock or other securities of Seller;

              (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Seller;

              (iii) Contract under which Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

              (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Seller.

          (e) All reserved shares of Seller Common Stock remain available for issuance to directors, Employees and consultants pursuant to the Option Plan.

          (f) Except as set forth in Part 2.3 of the Disclosure Schedule, no stock plan, stock purchase, stock option or other agreement or understanding between Seller and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of
(i) any Acquisition, merger, consolidated sale of stock or assets, change in control or any other transaction(s) by Seller, including, without limitation, the Exchange or (ii) termination of employment or change in employment duties, responsibilities or job title ("Vesting Acceleration").

     2.4  Financial Statements.

          (a) Seller has made available to Purchaser the unaudited balance sheet of Seller as of January 31, 2000, and the related unaudited income statement of profit and loss of Seller for the period since inception (collectively, with the financial statements referred to in Section 4.11, the "Seller Financial Statements"):

          (b) The Seller Financial Statements in Section 2.4(a) are, and the Seller Financial Statements in Section 4.11 shall be when provided to Purchaser at the Closing Date, present fairly the financial position of Seller as of the respective dates thereof. The Seller Financial Statements in Section

2.4(a) have been, and the Seller Financial Statements in Section 4.11 shall be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements in Section 4.11 shall not contain footnotes and are subject to normal and recurring year-end audit adjustments, which, to the best of the Knowledge of Seller, will not, individually or in the aggregate, be material in magnitude).

     2.5  Title to Assets.

          (a) Seller owns, and has good, valid and marketable title to, all assets purported to be owned by it. Except as set forth in Part 2.5 of the Disclosure Schedule, all of such assets are owned by Seller free and clear of any Encumbrances.

          (b) Part 2.5 of the Disclosure Schedule identifies all assets that are being leased or licensed to Seller.

     2.6 Equipment. All material items of equipment and other tangible assets owned by or leased to Seller are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Seller's business in the manner in which such business is currently being conducted.

     2.7 Real Property. Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule.

     2.8  Proprietary Assets.

          (a) Part 2.8 of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by Seller ("Seller Proprietary Asset") and registered with any Governmental Body or for which an application has been filed with any Governmental Body: (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.8 of the Disclosure Schedule identifies and provides a brief description of all other material unregistered copyrights, trademarks, service marks and other material intellectual property rights owned by Seller.
Part 2.8 of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Seller by any Person, and identifies the license agreement under which such Proprietary Asset is being licensed to Seller. Seller has good, valid and marketable title to all Seller Proprietary Assets identified in Part 2.8 of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.8 of the Disclosure Schedule. Seller is not obligated to make any payment to any Person for the use of any Seller Proprietary Asset. Seller has not developed jointly with any other Person any Seller Proprietary Asset with respect to which such other Person has any rights.

          (b) Seller has used its Best Efforts to employ measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets. Seller has not (other than to Employees) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of any Seller Proprietary Asset, including, without limitation: (i) the source code, or any portion or aspect of the source code, of any Seller Proprietary Asset or (ii) the object code, or any portion or aspect of the object code, of any Seller Proprietary Asset.

          (c) No Seller Proprietary Asset currently infringes or conflicts with any Proprietary Asset owned or used by any other Person. Seller is not infringing, misappropriating or making any unlawful use of, and Seller has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the Knowledge of Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset.

           (d) (i) Each Seller Proprietary Asset conforms in all material respects with any specification or documentation with respect thereto and (ii) Seller has not received any notice or other communication (in writing or, to the Knowledge of Seller, otherwise) of any claim by any customer or other Person alleging that any Seller Proprietary Asset does not conform in all material respects with any such specification or documentation, and, to the best of the Knowledge of Seller, there is no basis for any such claim.

           (e) Except as set forth in Part 2.8 of the Disclosure Schedule, the Seller Proprietary Assets constitute all the Proprietary Assets necessary to enable Seller to conduct its business in the manner in which such business is being conducted as of the date of this Agreement. (i) Seller has not licensed any Seller Proprietary Asset to any Person on an exclusive basis and (ii) Seller has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

           (f) All current and former Employees have executed and delivered to Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of employment agreement between Seller and each Employee previously made available to Purchaser that contains provisions relating to such Employee's nonuse and nondisclosure of confidential information and assignment of inventions ("Employment Agreement").

     2.9   Intentionally Omitted.

     2.10  Contracts.

           (a) Part 2.10 of the Disclosure Schedule identifies each Seller Contract, except for any Excluded Contract. Seller has delivered to Purchaser accurate and complete copies of all Seller Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto.

           (b) Each Seller Contract is valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

           (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

                (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract;

                (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Seller Contract,
(B) give any Person the right to declare a material default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any material portion of any Seller Contract, or
(D) give any Person the right to cancel, terminate or materially modify any Seller Contract;

                (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and

                (iv) Seller has not waived any of its rights under any Seller Contract.

           (d)  Except as set forth in Part 2.10 of the Disclosure Schedule:

                (i) Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and none of the Companies has ever pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

                (ii) Seller has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.
          (e) The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

           (f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Seller Contract or any other term or provision of any Seller Contract.

           (g) The Contracts identified in Part 2.10 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable Seller to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

     2.11 Liabilities. Seller has no Liabilities, except for: (i) liabilities identified as such in Part 2.11 of the Disclosure Schedule or the Seller Financial Statements and (ii) Seller's obligations under the Contracts listed in
Part 2.10 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

     2.12 Compliance With Legal Requirements. Except as set forth in Part 2.12 of the Disclosure Schedule or as would not have a Material Adverse Effect: (i) Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, (ii) Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets and (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by Seller, and Seller has made available to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. To the best of the Knowledge of Seller, the Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to conduct its business in the manner in which its business is currently being conducted. Seller is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, Seller has not received any notice or other communication (in writing) from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14  Tax Matters.

           (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Seller (whether pursuant to any Tax Return or otherwise) to the extent that the same is due has been duly paid in full and on a timely basis, except as would not have a Material Adverse Effect. Any Tax required to have been withheld or collected by Seller has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body, except as would not have a Material Adverse Effect.

           (b) All Tax Returns required to be filed by or on behalf of Seller with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Seller Returns") (i) have been or will be filed when due and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements, except as would not have a Material Adverse Effect.

           (c) Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Seller. Seller has never entered into or has become bound by any agreement or consent pursuant to Section 341(f) of the Code. Seller has never been, and Seller will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Seller that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Seller is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      2.15  Employee and Labor Matters.

            (a) Seller is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

            (b) The employment of each Employee is terminable by Seller at will without payment of severance or any other type of cash or equity compensation or any other obligation by Seller, except as otherwise vested as of the Termination Date. Seller has delivered to Purchaser accurate and complete copies of any Employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of current and former Employees.

            (c)  To the best of the Knowledge of Seller and the Key Stockholder:
(i) no Employee intends to terminate his employment with Seller, (ii) no Employee has received an offer to join a business that may be competitive with Seller's business and (iii) no Employee is a party to or is bound by (A) any noncompetition agreement or non-solicitation agreement or (B) any confidentiality agreement or other Contract (with any Person) that may have an adverse effect on (1) the performance by such Employee of any of his duties or responsibilities as an Employee or (2) Seller's business or operations, including development of the Product.

            (d) Part 2.15 of the Disclosure Schedule contains a list of the salary grades of all salaried Employees, and the number of Employees in each such grade, as of the date of this Agreement, and correctly reflects, in all material respects, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements) and their positions. Seller is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Employee compensation matters, and, except as set forth in
Part 2.8(a) of the Disclosure Schedule, no such Contract violates any previous agreement to which any Employee was a party prior to such Employee's employment by Seller.

            (e) Seller is not aware that any Employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Seller or that would conflict with Seller's business as presently proposed to be conducted, including as set forth in the Transactional Agreements. Each former and current Employee, officer and consultant of Seller has executed an Employment Agreement as provided to Purchaser. Seller does not believe it is or will be necessary to use any inventions, trade secrets or proprietary information that any Employee made prior to their employment by Seller, except for inventions, trade secrets or proprietary information that have been licensed to Seller and which are disclosed in the Disclosure Schedule.

            (f) Neither the execution nor delivery of this Agreement or the Transactional Agreements, nor the carrying on of Seller's business by the Employees, nor the conduct of Seller's business as presently proposed, including as set forth in the Transactional Agreements, will, to Seller's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any Employee is now obligated.

      2.16  Benefit Plans; ERISA.

            (a) Part 2.16 of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any Employee, except for Plans which would not require Seller to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

            (b) Seller does not maintain, sponsor or contribute to, and, to the best of the Knowledge of Seller, has not at any time in the past maintained, sponsored or contributed to, any Employee pension benefit plan (as defined in Section 3(2) of ERISA), whether or not excluded from coverage under specific Titles of ERISA) for the benefit of current or former Employees (a "Pension Plan").

            (c) Seller maintains, sponsors or contributes to only those Employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.16 of the

Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

     (d)  With respect to each Plan, Seller has made available to Purchaser:

          (i) an accurate and complete copy of such Plan (including all amendments thereto);

          (ii) an accurate and complete copy of the most recent summary plan description, together with each modification, if required under ERISA, with respect to such Plan, and all material Employee communications relating to such Plan;

          (iii) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; and

          (iv) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements.

     (e) Seller is not required to be, and, to the best of the Knowledge of Seller, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or
(o) of the Code. Seller has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the Knowledge of Seller, Seller has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

     (f) Seller does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

     (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

     (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including without limitation ERISA and the Code.

     (j) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of Seller (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

     2.17 Environmental Matters. Seller is in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by Seller of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Seller has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that Seller is not in compliance with any Environmental Law. To the best of the Knowledge of Seller, no current or prior owner of any property leased or controlled by Seller has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, Employee or otherwise, that alleges that such current or prior owner or Seller is not in compliance with any Environmental Law. All Governmental Authorizations currently held by Seller pursuant to Environmental Laws are identified in Part 2.17 of the Disclosure Schedule. (For purposes of this Section 2.17: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.18 Insurance. Part 2.18 of the Disclosure Schedule identifies all insurance policies owned or maintained by Seller and identifies any material claims made thereunder, and Seller has made available to Purchaser accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. To the best Knowledge of Seller, each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Since inception, Seller has not received any notice or other communication (in writing) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.19 Related Party Transactions. Except for Permitted Transactions or as set forth in Part 2.19 of the Disclosure Schedule:

           (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of Seller;

           (b) no Related Party is, or has at any time been, indebted to Seller;

           (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Seller;

           (d) no Related Party is competing, or has at any time competed, directly or indirectly, with Seller in any market served by Seller;

           (e)  no Related Party has any claim or right against Seller; and

           (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Seller.

     2.20 Certain Payments, Etc. Seller, and no officer, Employee, agent or other Person associated with or acting for or on behalf of Seller, has at any time, directly or indirectly:

           (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or Employee or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

           (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Seller;

           (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

           (d) performed any favor or given any gift which was not deductible for federal income tax purposes;

           (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business or (ii) any other special concession; or

           (f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

     2.21  Proceedings; Orders.

           (a) Except as set forth in Part 2.21 of the Disclosure Schedule, there is no pending Proceeding, and to the Knowledge of Seller and the Key Stockholder no Person has threatened to commence any Proceeding:

                (i) that involves Seller or that otherwise relates to or might affect Seller's business or any of the assets owned or used by Seller (whether or not Seller is named as a party thereto); or

                (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 2.21 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

           (b) Except as set forth in Part 2.21 of the Disclosure Schedule, no Proceeding has ever been commenced by or against Seller; and no Proceeding otherwise involving or relating to Seller has been pending or to the Knowledge of Seller and the Key Stockholder threatened at any time.

          (c) Seller has delivered to Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which Seller has access that relate to the Proceedings identified in Part 2.21 of the Disclosure Schedule.

          (d) There is no Order to which Seller, or any of the assets owned or used by Seller, is subject; and none of the Stockholders is subject to any Order that relates to Seller's business or to any of the assets owned or used by Seller.

          (e) To the best of the Knowledge of Seller and the Key Stockholder, no officer or Employee is subject to any Order that prohibits such officer or Employee from engaging in or continuing any conduct, activity or practice relating to Seller's business.

          (f) There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on Seller's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of Seller or any of the Stockholders to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

          (g) There is no Proceeding pending, and to the Knowledge of Seller and the Key Stockholder, no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of any Stockholder to comply with or perform any of such Stockholder's covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

    2.22 Authority; Binding Nature of Agreements. Seller and the Key Stockholder have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Seller and the Key Stockholder of this Agreement have been duly authorized by all necessary action on the part of Seller and its Stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of Seller and the Key Stockholder, enforceable against Seller and the Key Stockholder in accordance with its terms.

    2.23 Non-Contravention; Consents. - Except as set forth in Part 2.23 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions contemplated therein, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Seller's certificate of incorporation or bylaws or (ii) any resolution adopted by Seller's stockholders, Seller's board of directors or any committee of Seller's board of directors;

          (b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any of the Stockholders, or any of the assets owned or used by Seller, is subject;

          (c) cause Seller, Purchaser or any affiliate of Purchaser to become subject to, or to become liable for the payment of, any Tax (other than Taxes due upon sale by the Stockholders of the Purchased Common Stock ;

          (d) cause any of the assets owned or used by Seller to be reassessed or revalued by any taxing authority or other Governmental Body;

          (e) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or any of its Employees or that otherwise relates to Seller's business or to any of the assets owned or used by Seller;

          (f) contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Seller Contract;

          (g) give any Person the right to (i) declare a material default or exercise any remedy under any Seller Contract, (ii) accelerate the maturity or performance of any Seller Contract or (iii) cancel, terminate or modify any Seller Contract;

          (h) contravene, conflict with or result in a material violation or breach of or a material default under any provision of, or give any Person the right to declare a default under, any Contract to which any of the Stockholders is a party or by which any of the Stockholders is bound; or

          (i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Seller.

Except as set forth in Part 2.23 of the Disclosure Schedule, neither Seller nor any of the Stockholders was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

    2.24 No Brokers. Neither Seller or the Key Stockholder have agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

    2.25  Intentionally Omitted.

    2.26  Full Disclosure.

          (a) None of the Transactional Agreements contains or will contain any untrue statement of material fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

          (b) All of the information set forth in the Disclosure Schedule, and all other information regarding Seller and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Purchaser or any of its Representatives by or on behalf of Seller or any of Seller's Representatives, is accurate and complete in all material respects.

          (c) Seller and the Key Stockholder have provided Purchaser and Purchaser's Representatives with full and complete access to all of Seller's records and other documents and data, other than related to the Excluded Matters.

      2.27 Accredited Investor. The Key Stockholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933.

      2.28 Seller's Assets. Seller does not have total assets of $10,000,000 or more.

  3.  Representations and Warranties of Purchaser

      Purchaser represents and warrants, to and for the benefit of the Stockholders, as follows:

      3.1 Acquisition of Shares. Purchaser is not acquiring the capital stock of Seller with the current intention of making a public distribution thereof.

      3.2  Authority; Binding Nature of Agreement.

           (a) Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement;

           (b) the execution, delivery and performance of this Agreement by Purchaser was duly authorized by all necessary action on the part of Purchaser and its board of directors; and

           (c) this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      3.3 Brokers. Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

      3.4 Valid Issuance. Subject to Section 1.11(c), Purchaser Common Stock to be issued in the Exchange will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

      3.5 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under any contract.

      3.6 As of the time Purchaser filed each report or registration statement, on a form other than Form S-8 (a "Purchaser Filing"), with the Securities and Exchange Commission ("SEC") (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing): (i) each Purchaser Filing complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and
(ii) no Purchaser Filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except any inaccuracy that would not have a Material Adverse Effect on Purchaser.

 4.  Pre-Closing Covenants of Seller and the Key Stockholder

     4.1 Access and Investigation. Seller and the Key Stockholder shall ensure that, at all times during the Pre-Closing Period:

          (a) Seller and its Representatives provide Purchaser and its Representatives with free and complete access, upon reasonable request during normal business hours, to Seller's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Seller, other than related to the Excluded Matters;

          (b) Seller and its Representatives provide Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to Seller as Purchaser may reasonably request in good faith. other than related to the Excluded Matters; and

          (c) Seller and its Representatives compile and provide Purchaser and its Representations with such additional financial, operating and other data and information regarding Seller as Purchaser may reasonably request in good faith.

     4.2 Operation of Business. Unless Seller obtains the prior written consent of Purchaser (which consent shall not be unreasonably withheld), during the Pre-Closing Period:

          (a) Seller shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) Seller shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and Employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, Employees and other Persons having business relationships with Seller;

          (c) Seller shall keep in full force all insurance policies identified in Part 2.18 of the Disclosure Schedule;

          (d) Seller shall cause its officers to report regularly (but in no event less frequently than monthly) to Purchaser concerning the status of Seller's business, other than related to the Excluded Matters;

          (e) Seller shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than repurchases of Common Stock at cost from terminated Employees;

          (f) Except as otherwise permitted in Section 4.9, Seller shall not sell, issue or authorize the issuance of (a) any capital stock or other security, (b) any option or right to acquire any capital stock or other security or (c) any instrument convertible into or exchangeable for any capital stock or other security (except that Seller shall be permitted (i) to grant Seller Options to Employees in accordance with its past practices, (ii) to issue Seller Common Stock to Employees, including issuance upon the exercise of outstanding Seller Options and (iii) to issue shares of Alteon Stock to Purchaser); provided, that no Seller Option or agreement with any holder of Seller Common Stock shall contain any Vesting Acceleration except as agreed to by Purchaser;

          (g) Seller shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Plans or (ii) any provision of any agreement evidencing any outstanding Seller Option; provided, that no Seller Option or agreement with any holder of Seller Common Stock may contain any Vesting Acceleration except as agreed to by Purchaser and any Seller Option or purchase agreement for Seller Common Stock will be in a form, including the vesting schedule, approved by Purchaser.

          (h) Neither Seller nor any of the Stockholders shall amend or permit the adoption of any amendment to Seller's Certificate of Incorporation or Bylaws, or effect or permit Seller to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that Seller may issue shares of Alteon Stock to Purchaser);

          (i) Seller shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) Other than within the ordinary course of business and consistent with past practices, Seller shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by Seller pursuant to Contracts that are not Material Contracts;

          (k) Other than the Permitted Transactions, Seller shall not (i) lend money to any Person (except that Seller may make routine travel advances to Employees in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money;

          (l) Seller shall not change any of its methods of accounting or accounting practices in any material respect;

          (m)  Seller shall not make any Tax election;

          (n) Seller shall not settle any material Proceeding in which it is a defendant;

          (o) Seller shall not provide any holder of its equity securities or rights to purchase its equity securities with Vesting Acceleration (as defined in Part 2.3(f));

          (p) Seller shall not, without board approval by the board of directors of Seller:

               (i) make any capital expenditure, except for capital expenditures in accordance with a plan approved by the board of directors of Seller;

               (ii) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract of Seller;

               (iii)  (x) establish, adopt or amend any Employee Benefit Plan,
(y) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or Employees or (z) hire any new Employee whose aggregate annual compensation is expected to exceed the salary grade, as set forth in Part 2.15(c), by 20%, other than the Permitted Transactions;

          (q) Seller shall not have outstanding or incur any direct or contingent liabilities or lease obligations or become liable for the liabilities of others, other than Permitted Indebtedness;

          (r) Not to create, assume or allow any mortgage, lien (including judicial liens), deed of trust, charge, pledge, security interest or other encumbrance (collectively, "Liens") on property Seller now or later owns; and

          (s) Seller shall not agree or commit to take any of the actions described in clauses (e) through (p) above.

     4.3 Filings and Consents. Seller and the Key Stockholder shall ensure that:

          (a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Seller or any of the Stockholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 2.23 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Seller or any of the Stockholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part
2.23 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) Seller promptly delivers to Purchaser a copy of each filing made, each notice given and each Consent obtained by Seller or any Stockholder during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, Seller and its Representatives cooperate with Purchaser and with Purchaser's Representatives, and prepare and make available such documents and take such other actions as Purchaser may reasonably request in good faith, in connection with any filing, notice or Consent that Purchaser is required or elects to make, give or obtain, other than with respect to the Excluded Matters.

     4.4  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, Seller and the Key Stockholder shall promptly notify Purchaser in writing of:

               (i) the discovery by Seller or the Key Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Seller or any of the Stockholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material Breach of any representation or warranty made by Seller or any of the Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any Breach of any covenant or obligation of Seller or any of the Stockholders; and

               (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller and the Stockholders shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller or any of the Stockholders in this Agreement or in the Closing Certificate, (ii) determining whether any of the conditions set forth in
Section 6 has been satisfied or (iii) for the purpose of liability under Section 9.

     4.5 Payment of Indebtedness by Related Parties. Seller and the Key Stockholder shall cause all indebtedness and other Liabilities of each Related Party to Seller (including any such indebtedness or other Liability identified in Part 2.11 of the Disclosure Schedule) to be discharged and paid in full prior to the Closing, other than indebtedness arising from Permitted Transactions.

     4.6  No Negotiation.

          (a) Seller and the Key Stockholder shall ensure that, during the Pre-Closing Period, neither Seller nor any of Seller's Representatives directly or indirectly:

               (i) Enter into any agreement, understanding or arrangement relating to any Acquisition Proposal (as defined below);

               (ii) Consider or engage in any discussions or negotiations relating to any Acquisition Proposal; or

               (iii) Solicit the submissions of any Acquisition Proposal that results in an Acquisition on or before February 1, 2001.

     The obligations of Seller and the Key Stockholder under this Section 4.6 shall terminate on November 21, 2000.

          (b) In the event that Seller violates Section 4.6(a), then Purchaser shall automatically receive, as reasonable liquidated damages (i) a perpetual, transferable, royalty-free license to use, modify, license and sell the Product and all related materials without restriction (including source code) and (ii) fully paid maintenance and support for the Product for a period of 2 years.

     This Section 4.6 shall survive termination of this Agreement.

     4.7 Best Efforts. During the Pre-Closing Period, Seller and the Key Stockholder shall use their Best Efforts to cause the conditions set forth in
Section 6 to be satisfied on a timely basis.

     4.8 Confidentiality. Seller and the Key Stockholder shall ensure that, during the Pre-Closing Period:

           (a) Seller and its Representatives shall keep strictly confidential the existence and terms of this Agreement;

           (b) neither Seller nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Seller's suppliers, customers, landlords, creditors or Employees or to any other Person) regarding any of the Transactions, except to the extent permitted under Section 10.6(a); and

           (c) if Seller is required by law to make any disclosure regarding the Transactions, Seller advises Purchaser, at least 5 business days before making such disclosure, of the nature and content of the intended disclosure.

     4.9 Additional Capital. In the event that following the Effective Date Seller (i) requires additional capital to fund development as contemplated by the OEM Agreement; (ii) is in compliance with this Agreement and other agreements contemplated hereby, and (iii) all representations and warranties of Seller in Section 2 are true and correct and Seller so certifies. Purchaser agrees to purchase an additional 100 shares of Series A Preferred Stock of Seller for aggregate consideration of $1,000,000 (the "Additional Funding"). Purchaser shall provide Seller with the Additional Funding within 5 business days of receipt of Seller's written request for the Additional Funding. In the event that Seller requires capital in addition to the Additional Funding, the Parties shall mutually agree on an amount of capital to be provided by Purchaser to Seller; provided, however, that in Purchaser's judgment, Seller has appropriately spent its capital as of such date and the additional capital required is reasonable in light of Seller's business.

     4.10 Audited Financial Statements. Seller and the Stockholders shall ensure that the audited balance sheet of Seller as of the Closing Date, and the related audited statements of operations and changes in stockholders' equity and cash flows of Seller as of the Closing Date, together with the notes thereto and the unqualified report and opinion of Seller's independent accountant, Grant Thornton LLP, relating thereto, are provided to Purchaser.

     4.11 Stockholder Agreements; Delivery of Seller Stock Certificates. Seller and the Stockholders shall ensure that, as of the Effective Date, or as of the date upon becoming a Stockholder if such date is after the Effective Date, each Stockholder has (i) signed the Stockholder Agreement and (ii) delivered his Seller Stock Certificates to the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

     4.12 Assumed Options Permitted under Option Plan. Seller and the Stockholders shall ensure that all holders of any option, convertible debt securities or other right to purchase any shares of capital stock of Seller enter into an agreement whereby the same can be assumed by Purchaser pursuant to
Section 1.9. as of the Closing Date.

     4.13 Registration Statement. Within 10 business days of the Closing Date, Purchaser shall file with the SEC a Registration Statement on Form S-3 registering the shares of Purchaser Common Stock issued at the Closing in accordance with the provisions of the Registration Rights Agreement and a Registration Statement on Form S-8 with respect to the Assumed Options (collectively, the "Registration

Statements"), which Registration Statements will be effective for a period of 1 year following the date of Closing, or, for the Registration Statement on Form S-8, so long as any Assumed Options are outstanding. Purchaser shall use its Best Efforts to cause the Registration Statements to be declared effective as soon as possible by the SEC.

5.  Pre-Closing Covenants of Purchaser

    5.1 Best Efforts. During the Pre-Closing Period, Purchaser shall use its Best Efforts to cause the condition set forth in Section 7.2 to be satisfied.

    5.2  Confidentiality. Purchaser shall ensure that, during the Pre-Closing
Period:

         (a) Purchaser shall keep strictly confidential the existence and terms of this Agreement;

         (b) Neither Purchaser nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Purchaser's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent permitted under Section 10.6(a); and

         (c) if Purchaser is required by law to make any disclosure regarding the Transactions, Purchaser gives Seller reasonable notice under the circumstances before making such disclosure, of the nature and content of the intended disclosure.

6.  Conditions Precedent to Purchaser's Obligation to Close

    Purchaser's obligation to purchase the outstanding capital stock and options of Seller, other than the Alteon Stock, and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in accordance with Section 10.13):

    6.1  Accuracy of Representations.

         (a) Each of the Specified Representations shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time, without giving effect to any update to the Disclosure Schedule.

         (b) All of the other representations and warranties made by Seller and the Stockholders in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement (except for such representations and warranties that are qualified by their terms by a reference to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, which representatives and warranties as so qualified shall be true and correct in all respects), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (except for such representations and warranties that are qualified by their terms by a reference to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, which representatives and warranties as so qualified shall be true and correct in all respects), without giving effect to any update to the Disclosure Schedule.

     6.2  Performance of Obligations.

          (a) Seller shall have executed and delivered each of the agreements required to be executed and delivered by Seller pursuant to Section 1.6(b).

          (b) The Stockholders shall have delivered to Purchaser the certificates representing the shares held by the Stockholders and related Stock Powers as required by Section 1.6(b)(i), and each Stockholder shall have executed and delivered each of the other documents required to be executed and delivered by such Stockholder pursuant to Section 1.6(b) and each such document, together with each Repurchase Agreement and Employment Agreement shall be in full force and effect.

          (c) All of the other covenants and obligations that Seller and the Stockholders are required to comply with or to perform at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

     6.3 Consents. Any of the Consents identified in Part 2.23 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

     6.4 Additional Documents. Purchaser shall have received the following documents:

          (a) an opinion letter from Sims Moss Kline & Davis LLP, dated the Closing Date, in the form of Exhibit F; and

          (b) such other documents as Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seller or any of the Stockholders, (ii) evidencing the compliance by Seller or any of the Stockholders with, or the performance by Seller or any of the Stockholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6 or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     6.5 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     6.6 No Claim Regarding Stock Ownership or Sale Proceeds. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of Seller or (b) may be entitled to all or any portion of the Total Consideration.

     6.7 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Purchaser or any Person affiliated with Purchaser to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

 7.  Conditions Precedent to Stockholders' Obligation to Close

     The Stockholders' obligation to sell their shares and to take the other actions required to be taken by the Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Agent, in whole or in part, in accordance with Section 10.13):

     7.1 Accuracy of Representations. All of the representations and warranties made by Purchaser in this Agreement (considered collectively), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

     7.2 Purchaser's Performance. All of the other covenants and obligations that Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

     7.3 No Injunction. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the shares by the Stockholders to Purchaser.

     7.4 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     7.5  Seller shall have received:

          (a) The Registration Rights Agreement and the Escrow Agreement, executed by Purchaser;

          (b) An opinion of Cooley Godward LLP, dated the Closing Date, in the form of Exhibit G; and

          (c) Either: (i) the Purchaser Stock Certificates in accordance with 1.11(b)(i) or (ii) a letter from Cooley Godward LLP reasonably acceptable to Seller containing its promise to hold all Seller Stock Certificates representing the outstanding shares of Seller Common Stock from the Closing Date until such date that Purchaser's transfer agent delivers the Stockholders' Purchaser Stock Certificates required to be delivered at the Closing in accordance with Section 1.11(b)(i).

8.   Termination

     8.1  Termination Events.

     This Agreement shall automatically terminate on the Termination Date.

     This Agreement may be terminated prior to the Closing:

          (a) by Purchaser if (i) there is a material Breach of any covenant or obligation of Seller or any of the Stockholders, or (ii) Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of Purchaser comply with or perform its covenants and obligations under this Agreement);

          (b) by the Agent if (i) there is a material Breach of any covenant or obligation of Purchaser or (ii) the Agent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of Seller or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement);

          (c) by Purchaser if the Closing has not taken place on or before 10 business days following the Satisfaction Date (other than as a result of any failure on the part of Purchaser to comply with or perform its covenants and obligations under this Agreement);

          (d) by Seller if the Closing has not taken place on or before 10 business days following the Satisfaction Date (other than as a result of the failure on the part of Seller or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement);

          (e)  by Purchaser if:

               (i) Seller or any of its representatives has given Purchaser materially false or misleading information or representations in writing or failed to disclose in writing material information regarding Seller, including without limitation, the obligations of its Employees or prospective Employees to former employers;

               (ii) Seller files a bankruptcy petition, a bankruptcy petition is filed against Seller or Seller makes a general assignment for the benefit of creditors, and such petition or assignment is not removed or terminated within a period of 45 days after such filing or assignment;

               (iii) A receiver or similar official is appointed for Seller's business and such appointment is not terminated within a period of 45 days after such appointment, or the business is terminated; and

               (iv) Any judgments or arbitration awards are entered against Seller, or Seller enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $500,000 or more in excess of any insurance coverage therefor; or

          (f)  by the mutual consent of Purchaser and Seller.

     8.2 Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Purchaser shall deliver to Seller a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), Seller shall deliver to Purchaser a written notice stating that the Agent is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement. In the event that the alleged breach is curable, the alleged breaching party shall have a thirty (30) day period from the date of such written notice to cure any such breach.

    8.3  Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

         (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement;

         (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and

         (c) Purchaser, Seller and the Stockholders shall, in all events, remain bound by and continue to be subject to Sections 4.6, 4.8 and 10.7.

    8.4 Nonexclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.  Indemnification, Etc.

    9.1  Survival of Representations and Covenants.

         (a) The representations, warranties, covenants and obligations of Seller and the Stockholders shall survive (without limitation): (i) the Closing and the sale of the outstanding capital stock and options to Purchaser; (ii) any sale or other disposition of any or all of the capital stock and options by Purchaser and (iii) any Acquisition effected by or otherwise involving Purchaser or Seller. All of such representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for a period of one (1) year following the Closing.

         (b) The representations, warranties, covenants and obligations of Seller and the Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

         (c) For purposes of this Agreement and the Stockholder Agreements, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller and the Stockholders in this Agreement and the Stockholder Agreements, respectively.

         (d) The representations, warranties, covenants and obligations of Purchaser shall expire upon the Closing.

    9.2  Indemnification by Stockholders.

         (a) The Stockholders, severally and not jointly, shall hold harmless and indemnify, each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

               (i) any Breach of any representation or warranty made by Seller or any of the Stockholders in this Agreement (without giving effect to any update to the Disclosure Schedule or to any "Material Adverse Effect" or other materiality qualification or similar qualification contained or incorporated directly or indirectly in such representation) or in the Closing Certificate;

               (ii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to Purchaser or any of its Representatives by or on behalf of Seller or any of Seller's Representatives;

               (iii) any Breach of any covenant or obligation of Seller or any of the Stockholders;

               (iv) any Liability to which Seller or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product manufactured or sold, or any service performed, by or on behalf of Seller on or at any time prior to the Closing Date, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by Seller on or at any time prior to the Closing Date, or (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of Seller on or at any time prior to the Closing Date;

               (v) any matter identified or referred to in Part 2.8 of the Disclosure Schedule; or

               (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause
(i), (ii), (iii), (iv) or (v) above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (b) The Stockholders acknowledge and agree that, if there is any Breach of any representation, warranty or other provision relating to Seller or Seller's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof), or if Seller becomes subject to any Liability of the type referred to in clause (iv) of Section 9.2(a), then Purchaser itself shall be deemed, by virtue of its ownership of common stock of Seller, to have incurred Damages as a result of such Breach or Liability. Nothing contained in this Section 9.2(b) shall have the effect of (i) limiting the circumstances under which Purchaser may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that Purchaser may be deemed to have incurred (whether in connection with any such Breach or Liability or otherwise) or (iii) limiting the rights of Seller or any of the other Indemnitees under this Section 9.2.

     9.3 Threshold. The Stockholders shall not be required to make any indemnification payment pursuant to Section 9.2 for any Breach of any of their representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, that exceeds $250,000 in the aggregate. At such time as the total amount of such Damages exceeds $250,000 in the aggregate, the Indemnitees shall be entitled to be indemnified against the portion of such Damages exceeding $250,000 exclusively from the Escrow Stock as set forth in the Escrow Agreement.

     9.4 Right to Require Cure of Breach. Without limiting the generality of anything contained in Section 9.2, if there is any Breach of any representation or warranty made by Seller or any of the Stockholders, then the Stockholders, severally, shall be obligated to pay such amounts to Seller and take such other actions as Purchaser may in good faith reasonably request for the purpose of causing such Breach to be corrected, cured and eliminated in all respects (at no cost to Seller or Purchaser).

     9.5 No Contribution. Each Stockholder waives, and acknowledges and agrees that such Stockholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against Seller in connection with any indemnification obligation or any other Liability to which such Stockholder may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

     9.6 Exclusive Remedy. The Escrow Stock is the sole and exclusive remedy of the Indemnitees against any of the Stockholders with respect to any matter arising out of or in connection with the Transactional Agreements; provided, however, that no claim against the Stockholders for fraud, or breach of Section
2.3 shall be subject to the limitations of this paragraph or this Section 9. Any release of the Escrow Stock shall be in accordance with the terms of the Escrow Agreement. Subject to the rights of the Indemnitees set forth in Section 9.7, no Stockholder shall be liable or responsible in any manner whatsoever to the Indemnitees, whether for indemnification or otherwise, except for indemnity as expressly provided in this Section 9. The maximum liability of any Stockholder under the Transactional Agreements shall be equal to their pro-rata portion of the Escrow Stock as set forth in the Escrow Agreement (the "Maximum Liability").

     9.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Seller, against any other Indemnitee or against any other Person) with respect to which any of the Stockholders may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, Purchaser shall have the right, at its election, to designate the Agent to assume the defense of such claim or Proceeding at the sole expense of the Stockholders. If Purchaser so elects to designate the Agent to assume the defense of any such claim or Proceeding:

          (a) the Agent shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to Purchaser;

          (b) Purchaser shall make available to the Agent any non-privileged documents and materials in the possession of Purchaser that may be necessary to the defense of such claim or Proceeding;

          (c) the Agent shall keep Purchaser informed of all material developments and events relating to such claim or Proceeding;

          (d) Purchaser shall have the right to participate in the defense of such claim or Proceeding;

          (e) the Agent shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of Purchaser, not to be unreasonably withheld; and

          (f) Purchaser may at any time (notwithstanding the prior designation of the Agent to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

If Purchaser does not elect to designate the Agent to assume the defense of any such claim or Proceeding (or if, after initially designating the Agent to assume such defense, Purchaser elects to assume such defense), Purchaser may proceed with the defense of such claim or Proceeding on its own. If Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

               (i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Purchaser) shall be borne and paid exclusively by the Stockholders;

               (ii) the Stockholders shall make available to Purchaser any documents and materials in the possession or control of any of the Stockholders that may be necessary to the defense of such claim or Proceeding;

               (iii) Purchaser shall keep the Agent informed of all material developments and events relating to such claim or Proceeding;

               (iv) Agent shall have the right to participate in the defense of such claim or Proceeding with Sims Moss Kline & Davis LLP as counsel; and

               (v) Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Agent; provided, however, that the Agent shall not unreasonably withhold such consent.

     9.8 Exercise of Remedies by Indemnitees Other Than Purchaser. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.  Miscellaneous Provisions

     10.1 Several Liability. Subject to Section 9.5:

          (a) the Stockholders severally agree that they shall be severally liable with Seller for the due and timely compliance with and performance of each of the covenants and obligations of Seller set forth in this Agreement, up to the Maximum Liability;

          (b) each Stockholder agrees that such Stockholder shall be severally liable with each of the other Stockholders for the due and timely compliance with and performance of each of the covenants and obligations of such other Stockholders set forth in this Agreement, up to the Maximum Liability;

           (c) Seller agrees that, prior to the Closing, Seller shall be severally liable with each Stockholder for the due and timely compliance with and performance of each of the covenants and obligations of such Stockholder set forth in this Agreement (including the indemnification obligations of such Stockholder set forth in Section 9); and

           (d) Stockholders' Agent. Pursuant to the Stockholder Agreements, the Stockholders irrevocably nominated and appointed Richard A. Howes as the agent and true and lawful attorney-in-fact of the Stockholders (the "Agent"), with full power of substitution, to act in the name, place and instead of the Stockholders as set forth in the Stockholder Agreements.

     10.2  Intentionally Omitted.

     10.3  Fees and Expenses.

           (a) Without limiting the generality of anything contained in Section 10.3(b), Seller shall bear and pay all reasonable fees, costs and expenses (including all legal and auditors fees and expenses), that have been incurred or that are in the future incurred by, on behalf of or for the benefit of Seller or any of the Stockholders in connection with:

                (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                (ii) the investigation and review conducted by Purchaser and its Representatives with respect to Seller's business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review);

                (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

                (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

                (v)    the consummation and performance of the Transactions.

To the extent the Closing occurs, any such fees, costs or expenses shall not exceed $200,000, unless any such excess is borne by the Stockholders.

           (b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Stockholders thereunder) and the provisions of Section 10.4(c), Purchaser shall bear and pay all reasonable fees, costs and expenses (including all legal and auditors fees and expenses payable to Cooley Godward LLP and Deloitte & Touche LLP, respectively, or to other counsel or auditors to Purchaser) that have been incurred or that are in the future incurred by or on behalf of Purchaser in connection with:

                (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                (ii) the investigation and review conducted by Purchaser and its Representatives with respect to Seller's business;

                  (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

                  (iv)   the consummation and performance of the Transactions.

     10.4 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party shall have specified in a written notice given to the other parties hereto):

           if to Seller or any of the Stockholders:

                  Pharsalia Technologies, Inc.
                  1000 Holcomb Woods Parkway, Suite 410-C
                  Roswell, GA 30075
                  Attention:  Richard A. Howes
                  Facsimile:  (678) 366-4454

                  with a copy to:

                  Raymond Moss, Esq.
                  Sims Moss Kline & Davis LLP
                  400 Northpark Town Center, Suite 310
                  1000 Abernathy Road, N.E.
                  Atlanta, GA 30328
                  Facsimile:  (770) 481-7210
                  (which shall not constitute notice)

           if to the Agent:

                  Richard A. Howes, as Agent of the Stockholders
                  c/o Pharsalia Technologies, Inc.
                  1000 Holcomb Woods Parkway, Suite 410-C
                  Roswell, GA 30075
                  Facsimile:  (678) 366-4454

           if to Purchaser:

                  Alteon WebSystems, Inc.
                  50 Great Oaks Boulevard
                  San Jose, CA 95119
                  Attention:  Frank Laurencio
                  Facsimile:  (650) 360-5761
                 with a copy to:

                 Eric C. Jensen, Esq.
                 Cooley Godward LLP
                 Five Palo Alto Square
                 3000 El Camino Real
                 Palo Alto, CA 94306
                 Facsimile:  (650) 849-7400
                 (which shall not constitute notice)

     10.6   Publicity. Without limiting the generality of anything contained in
Section 4.8, on and at all times after the Closing Date:

            (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of any of Seller, Purchaser or the Stockholders, and the parties shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; provided, however, that if after consultation with its counsel, Purchaser determines that any law, rule or regulatory requirement (including any Nasdaq rule) requires Purchaser to issue, make or otherwise disseminate a press release, disclosure or other publicity concerning the possible transactions contemplated by this letter, Purchaser may (without being deemed to be in breach of this letter) issue, make or otherwise disseminate such press release, disclosure or other publicity, provided that Purchaser has provided to Seller reasonable notice and a reasonable opportunity to review the foregoing prior to such disclosure; and

            (b) Seller and each Stockholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Stockholder's possession that relates directly or indirectly to the business of Seller, Purchaser or any affiliate of Purchaser.

     10.7 No Hire. Each Party and its affiliates, if any, agrees during the term of this Agreement and for a period of 1 year after the Termination Date, not to directly or indirectly solicit employment of or hire any employee, officer, director or consultant of the other Party and/or its affiliates.

     10.8   Time of the Essence. Time is of the essence of this Agreement.

     10.9 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.11  Governing Law; Venue.

            (a) This Agreement shall be construed in accordance with, and governed in all respects by Delaware law (without giving effect to principles of conflicts of laws).

            (b) Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California and the County of Fulton, Georgia. Each Party to this Agreement:

                 (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California and the County of Fulton, Georgia (and each appellate court located in the State of California and the State of Georgia) in connection with any such Proceeding;

                 (ii) agrees that each state and federal court located in the County of Santa Clara, California and the County of Fulton, Georgia shall be deemed to be a convenient forum; and

                 (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the County of Santa Clara, California and the County of Fulton, Georgia, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

            (c) Each Stockholder agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against such Stockholder in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

            (d) Nothing contained in Section 10.10(b) or 10.10(c) shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any Proceeding or otherwise proceed against Seller or any of the Stockholders in any other forum or jurisdiction.

            (e) The Stockholders irrevocably constitute and appoint the Agent as their agent to receive service of process in connection with any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

            (f) The Stockholders irrevocably waive the right to a jury trial in connection with any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

     10.12 Successors and Assigns; Assignment. This Agreement shall be binding upon Seller and its successors and assigns (if any), the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of Seller, the Stockholders, Purchaser, the other Indemnitees (subject to Section 9.10) and the respective successors and assigns (if any) of the foregoing. Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, in connection with an Acquisition without obtaining the consent or approval of any other Party hereto or of any other Person. Other than in connection with an Acquisition, Purchaser may not assign any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller may not assign any of its rights under this Agreement without the prior written consent of Purchaser.

     10.13 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each Stockholder agrees that:

            (a) in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

            (b) neither Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     10.14  Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Agent.

     10.16 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.17 Parties in Interest. Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.18 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

     10.19  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     10.20 Purchaser Voting Rights Waiver. On or after November 21, 2000, Purchaser hereby automatically and irrevocably waives its voting rights under the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Pharsalia Technologies, Inc. filed with the State of Delaware on March 31, 2000.

     The Parties hereto have caused this Agreement to be executed and delivered as of March 31, 2000.


"Purchaser":                  Alteon WebSystems, Inc.

                              By: /s/ Barton M. Burstein
                                  ------------------------------------
                              Name:
                              Title:


"Seller":                     Pharsalia Technologies, Inc.

                              By: /s/ Richard A. Howes
                                  ------------------------------------
                              Name:
                              Title:


"Key Stockholder":

                              /s/ Richard A. Howes
                              ----------------------------------------
                              Richard A. Howes

                                   Exhibit A

                              CERTAIN DEFINITIONS

     "Acceptance Criteria" has the meaning specified in the OEM Agreement.

     "Acquisition Proposal" means any proposal, plan, agreement, understanding or arrangement contemplating any of the following (each an "Acquisition") (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving Seller or any of its affiliates, (ii) any transfer or issuance of any capital stock or other securities of Seller or any of its affiliates, except for stock issued to or stock options granted to Employees in the ordinary course of business in accordance with Section 9 or (iii) any transfer or license of any material asset of Seller, including any intellectual property related to the Product. An Acquisition Proposal shall not include (a) general discussions regarding the networking industry and technological developments related thereto or (b) the receipt by Seller of an unsolicited offer of an Acquisition Proposal, so long as the only response by Seller is that it will not consider such proposal.

     "Agent" has the meaning specified in Section 10.2 of this Agreement.

     "Average Trading Price" has the meaning specified in Section 1.5(a)(i) of this Agreement.

     "Alteon Stock" has the meaning specified in Section 1.1(a) of this Agreement.

     "Agreement" means the Exchange Agreement to which this Exhibit A is attached, as it may be amended from time to time.

     "Best Efforts" means the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

     Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act.

     "Closing" has the meaning specified in Section 1.6(a) of this Agreement.

     "Closing Certificate" has the meaning specified in Section 1.6(b)(iv) of this Agreement.

     "Closing Date" has the meaning specified in Section 1.6(a) of this Agreement.

     "Code" has the meaning specified in Section 1.13 of this Agreement.

     "Comparable Entities" means Entities (other than Seller) that are engaged in businesses similar to Seller's business.

     "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "Contract" means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

     "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     "Delivery Date" means the date on which Seller delivered to Purchaser a Product which, as subsequently confirmed by Alteon and its customers in accordance with the process set forth in Section 4.2 of the OEM Agreement, conformed in all material respects to the Acceptance Criteria.

     "Disclosure Schedule" means the schedule (dated as of the date of this Agreement) delivered to Purchaser on behalf of Seller and the Stockholders.

     "Employee" has the meaning specified in Section 1.6(b)(iii) of this Agreement.

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Excluded Contract" means any Seller Contract that:

          (a) Seller has entered into in the Ordinary Course of Business;

          (b) has a term of less than 90 days or may be terminated by Seller (without penalty) within 90 days after the delivery of a termination notice by Seller; and

          (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $25,000.

     "GAAP" means generally accepted accounting principles, applied on a basis consistent with the basis on which the Seller Financial Statements were prepared.

     "Governmental Authorization" means any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

     "Governmental Body" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), (d) multi-national organization or body or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl, (b) any waste, gas or other substance or material that is explosive or radioactive, (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder), (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), (c) or (d) above.

     "Indemnitees" means the following Persons: (a) Purchaser (b) Purchaser's current and future affiliates (including Seller) (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above and (d) the respective successors and assigns of the Persons referred to in clauses (a),
(b) and (c) above; provided, however, that (i) Seller shall not be entitled to exercise any rights as an Indemnitee prior to the Closing and (ii) the Stockholders shall not be deemed to be "Indemnitees."

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter. Seller shall be deemed to have "Knowledge" of a particular fact or other matter if any officer, Employee or other Representative of Seller has Knowledge of such fact or other matter.

     "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     "Material Adverse Effect" A violation or other matter will be deemed to have a "Material Adverse Effect" on a Party if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement) would have a material adverse effect on a Party's business, condition (financial or otherwise), assets, liabilities or operations.

     "Maximum Liability" has the meaning specified in Section 9.6 of this Agreement.

     "Order" means any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel or (b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is recurring in nature, is consistent with Seller's past practices and is taken in the ordinary course of Seller's normal day-to-day operations;

          (b) such action is taken in accordance with sound and prudent business practices;

          (c) such action is not required to be authorized by Seller's stockholders, Seller's board of directors or any committee of Seller's board of directors and does not require any other separate or special authorization of any nature; and

          (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Entities that are engaged in businesses similar to Seller's business.

     "Permitted Indebtedness" shall mean (a) indebtedness of Seller in favor of Alteon arising under this Agreement, (b) liabilities to trade creditors incurred in connection with the acquisition of goods, supplies or merchandise on normal trade credit in the ordinary course of business, (c) obligations under real estate leases entered into in the ordinary course of business, (d) capital leases or indebtedness incurred solely to purchase equipment, computers, software or implement tenant improvements which is secured in accordance with clause (b) of Section 9.3 and is not in excess of the lesser of the purchase price of such equipment, computers, software or tenant improvements or the fair market value of such equipment, computers, software or tenant improvements on the date of acquisition, and (e) extensions, refinancings, modifications, amendments and restatements of any item described in clauses (b) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified, other than in the ordinary course of business.

     "Permitted Transactions" shall mean (i) loans to Employees in connection with their purchase of shares issued under the Option Plan, which loans shall be due in full in the event of termination of employment, (ii) loans to Employees in the ordinary course of business of not more than $10,000 for any Employee, or $75,000 in the aggregate, or (iii) sign-on bonuses to Employees which are in the form of loans.

     "Person" means any individual, Entity or Governmental Body.

     "Pre-Closing Period" means the period commencing as of the Effective Date and ending on the earlier to occur of (i) the Closing Date or (ii) the Termination Date.

     "Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

     "Product" has the meaning specified in the OEM Agreement.

     "Proprietary Asset" means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, including, without limitation the Specifications.

     "Related Party" means (a) each of the Stockholders, (b) each individual who is, or who has at any time been, an officer of Seller, (c) each member of the family of each of the individuals referred to in clauses (a) and (b) above and
(d) any Entity (other than Seller) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     "Representatives" means officers, directors, Employees, agents, attorneys, accountants, advisors and representatives. The Stockholders and all other Related Parties shall be deemed to be "Representatives" of Seller.

     "Satisfaction Date" has the meaning specified in the OEM Agreement.

     "Seller Contract" means any contract: (a) to which Seller is a party; (b) by which Seller or any of its assets is or may become bound or under which Seller has, or may become subject to, any obligation; or (c) under which Seller has or may acquire any right or interest.

     "Seller Financial Statements" has the meaning specified in Section 2.4(a) of this Agreement.

     "Seller Value" has the meaning specified in Section 1.5(a)(ii) of this Agreement

     "Specifications" has the meaning specified in the OEM Agreement.

     "Scheduled Closing Time" has the meaning specified in Section 1.6(a) of this Agreement.

     "Specified Representations" means the representations and warranties set forth in Sections 2.1, 2.3 and 2.4 of this Agreement.

     "Stockholders" has the meaning specified in the introductory paragraph of this Agreement.

     "Tax" means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Termination Date" means November 1, 2000, provided that (i) each Party is in compliance with this Agreement and the Transactional Agreements (for purposes of the clause (i), each party shall be deemed to be in compliance herewith and therewith, unless, no later that October 1, 2000, such party shall have received written notice of one or more alleged breaches hereof or thereof, specifying the nature of such alleged breach or breaches); and (ii) the Satisfaction Date shall not have occurred.

     "Total Consideration" has the meaning specified in Section 1.5(c) of this Agreement.

     "Transactional Agreements" means:

          (a)  this Agreement;

          (b)  the OEM Agreement;

          (c)  the Stockholder Agreements;

          (d)  the Escrow Agreement;

          (e)  the Noncompetition Agreements;

          (f)  the Closing Certificate; and

          (g)  the Registration Rights Agreement.

     "Transactions" means (a) the execution and delivery of the respective Transactional Agreements and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the outstanding capital stock and options by the Stockholders to Purchaser in accordance with this Agreement and (ii) the performance by Seller, the Stockholders and Purchaser of their respective obligations under the Transactional Agreements and the exercise by Seller, the Stockholders and Purchaser of their respective rights under the Transactional Agreements.

                                   EXHIBIT B

                         FORM OF STOCKHOLDER AGREEMENT

                             STOCKHOLDER AGREEMENT

     This Stockholder Agreement is entered into as of March 31, 2000, by and between ____________, a stockholder (the "Stockholder") of Pharsalia Technologies, Inc. ("Seller"), and Alteon WebSystems, Inc., a Delaware corporation ("Purchaser"). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Exchange Agreement, dated March 31, 2000, by and between Purchaser, Seller and the Key Stockholder (as defined therein) attached hereto as Exhibit A (the "Exchange Agreement").

                                   Recitals

    A. The stockholders and optionholders of Seller, including the Stockholder (the "Stockholders") collectively own all of the outstanding capital stock and options of Seller, other than the Alteon Stock. A listing of the Stockholders and their respective holdings of Seller is set forth in the Disclosure Schedule to the Exchange Agreement.

    B. Pursuant to this Agreement and the Exchange Agreement, Seller on behalf of the Stockholders shall have the right to put and Purchaser shall have the right to call, the outstanding capital stock of Seller, other than the Alteon Stock (the "Exchange") based on the Exchange Ratio, as a result of which Seller will become a wholly-owned subsidiary of Purchaser and each Stockholder's capital stock and all outstanding options of Seller will be automatically exchanged for shares of common stock and options of Purchaser, as applicable.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into the Exchange Agreement, the Stockholder shall enter into with Purchaser an escrow agreement, in the form of Exhibit B (the "Escrow Agreement") and a registration rights agreement, in the form of Exhibit C (the "Registration Rights Agreement").

                                   Agreement

    Purchaser and the Stockholder, intending to be legally bound, agree as follows:

1. Exchange Of Shares. Each Stockholder hereby irrevocably agrees to sell, assign, transfer and deliver all of the Stockholder's shares of common stock of Seller, par value $0.0001 per share ("Seller Common Stock") (the "Shares") to Purchaser, and Purchaser shall purchase the Shares, on the terms and subject to the conditions set forth in this Agreement, the Exchange Agreement and the Escrow Agreement (collectively, the "Agreements").

2. Representations and Warranties of the Stockholder. The Stockholder represents, warrants and certifies to Purchaser as follows:

    2.1 The Stockholder is the holder and beneficial owner of the Shares and the number of shares issuable upon exercise of Seller Options as set forth on the signature page hereof and has good and valid title to the foregoing free and clear of any Encumbrances. Such Shares are the only shares of the capital stock of Seller held by the Stockholder and the Stockholder does not own any options, warrants, convertible debt securities or other rights to purchase shares of Seller Common Stock or any other securities of Seller other than any such Seller Options as set forth on the signature page hereof. The Stockholder has the ability to vote all of the Shares at any meeting of the Stockholders of Seller or by written consent in lieu of any such meeting. The Stockholder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares that is now in force.

    2.2 The Stockholder has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Agreements and each other agreement, document or instrument referred to in or contemplated by the Agreements to which the Stockholder is or is to become a party, the execution, delivery and performance of the Agreements by the Stockholder has been duly authorized by all necessary action on the part of the Stockholder.

    2.3 The Stockholder has carefully reviewed the Agreements and, to the extent the Stockholder felt necessary, has discussed with counsel, among other things, his or her individual liability and the limitations imposed on the Stockholder's ability to hold, sell, transfer or otherwise dispose of the Shares or the shares of Purchaser Common Stock and Assumed Options that the Stockholder is to receive pursuant to the Agreements as a stockholder of Seller in connection with the Exchange. The Stockholder fully understands the limitations the Agreements places upon the Stockholder's ability to hold, sell, transfer or otherwise dispose of securities of Seller.

    2.4 The Stockholder understands that the representations, warranties and covenants set forth in this Agreement will be relied upon by Purchaser, its counsel and accountants for purposes of determining whether Purchaser should proceed with the Exchange.

    2.5 The Stockholder has the absolute and unrestricted right, power, authority, capacity and financial capability to enter into, execute, deliver and perform all of his obligations under the Agreements and each other agreement, document or instrument referred to in or contemplated by the Agreements to which the Stockholder is or is to become a party.

    2.6 Each agreement, document or instrument referred to in or contemplated by the Agreements to which the Stockholder is or is to become a party (i) has been (or will when executed by the Stockholder be) duly and validly executed by the Stockholder and (ii) constitutes (or will when executed by the Stockholder constitute) a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.7 Neither the execution, delivery or performance of any agreement, document or instrument referred to in or contemplated by the Agreements to which the Stockholder is or is to become a party, nor the consummation of the Exchange or any of the other transactions contemplated by the Agreements, will directly or indirectly: (i) result in any violation or breach of any agreement or other instrument to which the Stockholder is a party or by which the Stockholder is bound or (ii) result in a violation of any law, rule, regulation, Order, judgment or decree to which the Stockholder or any of the Shares is subject. No authorization, consent or approval of, or notice to, any Person is required to be obtained or given by the Stockholder in connection with the execution, delivery or performance of the Agreements or of any other agreement, document or instrument referred to in or contemplated by the Agreements to which the Stockholder is or is to become a party.

    2.8 There is no Proceeding by or before any Governmental Body pending or, to the knowledge of the Stockholder, threatened against the Stockholder that challenges or would challenge the execution and delivery of the Agreements or of any other agreement, document or instrument referred to in or contemplated by the Agreements to which the Stockholder is or is to become a party or the taking of any of the actions required to be taken by the Stockholder under the Agreements or under any other agreement, document or instrument referred to in or contemplated by the Agreements to which the

Stockholder is or is to become a party. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any Proceeding.

    2.9 The Stockholder has never, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against him, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of his assets, (D) admitted in writing his inability to pay his debts as they become due or (E) taken or been the subject of any action that may have a Material Adverse Effect on the Stockholder's ability to comply with or perform any of such Stockholder's covenants or obligations under any of the Transactional Agreements.

    2.10 The Stockholder is aware (i) that the Purchaser Common Stock (as defined in the Exchange Agreement) to be issued to the Stockholder in connection with the Exchange will be issued pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act") and (ii) that neither the Exchange nor the issuance of such Purchaser Common Stock has been approved or reviewed by the Securities and Exchange Commission or by any other Governmental Body.

    2.11 The Stockholder is aware that the Purchaser Common Stock to be issued in connection with the Exchange cannot be resold unless such Purchaser Common Stock is registered under the Act or unless an exemption from registration is available. The Stockholder is also aware that: (i) except pursuant to the Registration Rights Agreement and the Exchange Agreement, Purchaser is under no obligation to file a registration statement with respect to the Purchaser Common Stock to be issued to the Stockholder in connection with the Exchange and (ii) the provisions of Rule 144 under the Act will permit resale of the Purchaser Common Stock to be issued to the Stockholder in connection with the Exchange only under limited circumstances and such Purchaser Common Stock must be held by the Stockholder for at least 1 year before it can be sold pursuant to Rule 144.

    2.12 The Purchaser Common Stock to be issued to the Stockholder in connection with the Exchange will be acquired by the Stockholder for investment and for his own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

    2.13 The Stockholder has received and examined, including the risk factors described therein, Purchaser's latest prospectus dated January 25, 2000 covering a public offering wherein, excluding the exercise of the underwriter's over-allotment option, Purchaser and certain of its stockholders offered 5,000,000 shares of Purchaser Common Stock. Without limiting the generality of the foregoing, the Stockholder specifically acknowledges that the stock price of Purchaser Common Stock has been, and will likely continue to be, extremely volatile, and the Stockholder unconditionally and forever waives and discharges any rights he may have against Purchaser or any other Person relating solely to any change in the price of Purchaser Common Stock between the date of the Agreements and the Closing Date.

    2.14 The Stockholder has been given the opportunity: (i) to ask questions of, and to receive answers from, persons acting on behalf of Seller and Purchaser concerning the terms and conditions of the Exchange and the contemplated issuance of Purchaser Common Stock in connection with the Exchange, and the business, properties, prospects and financial condition of Seller and Purchaser; and (ii) to obtain any additional information (to the extent Seller or Purchaser possesses such information or is able to acquire it without unreasonable effort or expense and without breach of confidentiality obligations) that is necessary to verify the accuracy of the information set forth in the documents, provided or made available to the Stockholder.

    2.15 The Stockholder (either alone or together with the Agent) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in the Stockholder's contemplated investment in the Purchaser Common Stock to be issued in connection with the Agreements. The Stockholder acknowledges that he appointed the Agent, Richard A. Howes, pursuant to Section 6 below.

    2.16 The Stockholder understands that stop transfer instructions will be given to Purchaser's transfer agent with respect to the Purchaser Common Stock to be issued to the Stockholder in connection with the Exchange, and that there will be placed on the certificate or certificates representing such Purchaser Common Stock a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO PURCHASER IS AVAILABLE IN THE EVENT SUCH TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT."

    2.17 The Stockholder has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with the Exchange.

    2.18 The Stockholder does not have total assets of $10 million dollars or more.

    2.19 The Stockholder acknowledges and agrees that if any of the Stockholder's Seller Common Stock is unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable stock purchase agreement or employment agreement with Seller, then Purchaser Common Stock issued in exchange for such Seller Common Stock will also be unvested and/or subject to the same vesting schedule, repurchase option, risk of forfeiture or other condition and, as of the Closing Date, Stockholder is hereby deemed to have assigned and transferred to Purchaser all such rights.

3. Reliance. The Stockholder acknowledges that Purchaser will rely on his representations, warranties and certifications set forth in Section 2 above for purposes of determining his suitability as an investor in Purchaser Common Stock and for purposes of confirming the availability of an exemption from the registration requirements of the Act.

4. Delivery of Certificates to Agent. As of the Effective Date, or as of the date upon becoming a Stockholder if such date is after the Effective Date, each Stockholder shall deliver to Seller (i) all Seller Stock Certificates representing the Shares, (ii) 5 executed and undated original "assignments separate from certificate," attached hereto as Exhibit D, endorsed by each Stockholder with signatures "medallion" guaranteed by a commercial bank or by a member firm of the New York Stock Exchange ("Stock Powers") and (iii) a completed and executed Substitute Form W-9 (or Form W-8, in the case of non-U.S. persons) attached as Exhibit F to the Escrow Agreement.

5. Assumed Options. If necessary, the Stockholder agrees to enter into an agreement whereby any option, convertible debt security or other right to purchase any shares of capital stock of Seller can be assumed by Purchaser pursuant to Section 1.9 of the Exchange Agreement as of the Closing Date.

6.  Prohibitions Against Transfer.

    6.1 The Stockholder agrees that, during the period from the date hereof and the Closing Date, the Stockholder shall not sell, transfer (other than a transfer for estate planning purposes to a trust, partnership or limited liability company comprised of family members) or otherwise dispose of or reduce his interest in or risk relating to: (i) any Seller Common Stock (including, without limitation, the Shares and any additional shares of Seller Common Stock acquired by the Stockholder, whether upon exercise of a stock option, conversion of debt securities or otherwise), except pursuant to and upon consummation of the Exchange, or (ii) any option, convertible debt securities or other right to purchase any shares of Seller Common Stock, except pursuant to and upon consummation of the Exchange.

    6.2 The Stockholder shall not effect any sale, transfer or other disposition of any of the Purchaser Common Stock that he is to receive in connection with the Exchange unless:

         (a) such sale, transfer or other disposition has been registered under the Act;

         (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 144 under the Act, as evidenced by a broker's letter and a representation letter executed by the Stockholder (satisfactory in form and content to Purchaser) stating that such requirements have been met;

         (c) counsel reasonably satisfactory to Purchaser shall have advised Purchaser in a written opinion letter (satisfactory in form and content to Purchaser), upon which Purchaser may rely, that such sale, transfer or other disposition will be exempt from registration under the Act; or

         (d) an authorized representative of the SEC shall have rendered written advice to the Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Purchaser.

7.  Stockholders' Agent.

    7.1 The Stockholder hereby irrevocably nominates and appoint Richard A. Howes as the agent and true and lawful attorney-in-fact of the Stockholders (the "Agent"), with full power of substitution, to act in the name, place and instead of the Stockholder, and to bind the Stockholder, for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions and bind the Stockholder with respect to all matters relating to the Transactional Agreements and the Transactions.

    7.2 The Stockholder hereby grants to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Stockholder (in the name of the Stockholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate (including the Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in any of the Transactional Agreements:

         (a) Purchaser shall be entitled to deal exclusively with the Agent on all matters relating to the respective Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Stockholder); and

         (b) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Agent and on any other action taken or purported to be taken on behalf of any Stockholder by the Agent, as fully binding upon such Stockholder.

    7.3 The Stockholder recognizes and intends that the power of attorney granted in Section 7.1 above: (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Agent and (iii) shall survive the death or incapacity of each of the Stockholder.

    7.4 The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been telexed, telegraphed, faxed or cabled by the Stockholder or to have been signed and presented by the Stockholder.

    7.5 If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, a majority in interest of the Stockholders shall, within 10 days after such death or disability, appoint a successor to the Agent and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Stockholders.

    7.6 All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Stockholders.

    7.7 Liability of the Agent; Right of Contribution. Nothing contained herein shall be deemed to make the Agent liable to the Stockholder because of service in his capacity as Agent and attorney-in-fact. The Stockholders agrees not to institute any Proceeding against the Agent in connection with the performance of his duties under the Agreements, including, without limitation, the negotiation of the terms of the Exchange Agreement. The Agent shall not incur any liability to the Stockholder for losses, damages, liabilities or expenses, except for fraud and his own willful misconduct, and shall not receive any remuneration for acting in such capacity. The Stockholder shall severally indemnify, protect and hold harmless the Agent against any and all loss, liability or expense as and when incurred without gross negligence, bad faith, fraud or willful misconduct on the part of the Agent that arises out of or in connection with the acceptance or administration of the Agent's duties hereunder or pursuant to the Exchange Agreement or of any breach by the Stockholder of this Agreement or the Transactional Agreements. In the event a Proceeding is instituted against the Agent by a third party, the Agent shall have a right of contribution against the Stockholders for any and all loss, liability, damage or expense.

8. Representations and Warranties of Purchaser. Purchaser represents and warrants, to and for the benefit of the Stockholder, as of the date of this Agreement, that Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Agreements, the execution, delivery and performance of the Agreements by Purchaser has been duly authorized by all necessary action on the part of Purchaser and its board of directors, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and the terms of the Exchange Agreement.

9. Indemnification. The Stockholder agrees that Section 9 of the Exchange Agreement is incorporated herein by reference.

10. General Release

    10.1 Definitions for Purposes of Section 10.

         (a) The term "Associated Parties" shall mean and include: (i) Releasor's predecessors, successors, executors, administrators, heirs and estate; (ii) Releasor's past, present and future assigns, agents and representatives; (iii) each entity that Releasor has the power to bind (by Releasor's acts or signature) or over which Releasor directly or indirectly exercises control and (iv) each entity of which Releasor owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

         (b) The term "Releasees" shall mean and include: (i) Purchaser; (ii) Seller; (iii) Richard A. Howes, individually and as the Agent; (iv) each of the direct and indirect subsidiaries of Purchaser; (v) each other affiliate of Purchaser; and (vi) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(v)" of this sentence, other than Releasor.

         (c) The term "Claims" shall mean and include all past and present disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by Releasor in his capacity as a stockholder, director, officer or employee of Seller or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

         (d) The term "Released Claims" shall mean and include each and every Claim that (i) Releasor or any Associated Party may have had in the past or may now have against any of the Releasees and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Agreement (excluding only Releasor's rights, if any, under the Transactional Agreements).

         (e)  The term "Releasor" shall mean the Stockholder.

    10.2 Release. Releasor, for himself and for each of the Associated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 10.1) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined Section 10.1)

    10.3 Civil Code (S)1542. Releasor: (a) represents, warrants and acknowledges that Releasor understands the contents of Section 1542 of the Civil Code of the State of California and (b) hereby expressly waives the benefits thereof and any rights Releasor may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Releasor also hereby waives the benefits of, and any rights Releasor may have under, any statute or common law principle of similar effect in any jurisdiction.

    10.4 Representations and Warranties.  Releasor represents and warrants that:

          (a) Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

          (b) to the best of Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

          (c) no Associated Party has or had any Claim against any of the Releasees; and

          (d) no Associated Party will in the future have any Claim against any Releasee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this Agreement;

    10.5 Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, Releasor shall indemnify and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys' fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein or (b) the assertion or purported assertion of any of the Released Claims by Releasor or any of the Associated Parties.

11. Miscellaneous Provisions

    11.1 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile, with such facsimile copy to serve as conclusive evidence of the consent and ratification of the matters contained herein by the parties hereto.

    11.2 Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

    11.3  Successors and Assigns; Assignment.    This Agreement shall be binding
upon the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the parties and the other Indemnitees and their respective successors and assigns. Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, in connection with an Acquisition without obtaining the consent or approval of any other party hereto or of any other Person. Other than in connection with an Acquisition, Purchaser may not assign any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller may not assign any of its rights under this Agreement without the prior written consent of Purchaser.

    11.4 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative. Each Stockholder agrees that in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such Breach or threatened Breach.

    11.5 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    11.6 Exclusive Agreement; Modification; Severability. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    11.7 Governing Law; Venue. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles. Any legal action or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California and the County of Fulton, Georgia.

    11.8 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Exchange.

    11.9 Several Liability. The Stockholder agrees that Section 10.1 of the Exchange Agreement is incorporated herein by reference. Nothing in this Agreement shall increase the liability of any Stockholder as set forth in the Exchange Agreement, except to the extent the Agent has a right of contribution against the Stockholders pursuant to Section 7.7.

    11.10 Fees and Expenses. The parties shall bear and pay all of their own fees, costs and expenses, except as provided otherwise in the Exchange Agreement.

    11.11 Publicity. Without limiting the generality of anything contained in the Exchange Agreement, on and at all times after the Closing Date:

          (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of any of Seller, Purchaser or the Stockholders, and the parties shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; provided, however, that if after consultation with its counsel, Purchaser determines that any law, rule or regulatory requirement (including any Nasdaq rule) requires Purchaser to issue, make or otherwise disseminate a press release, disclosure or other publicity concerning the possible transactions contemplated by this letter, Purchaser may (without being deemed to be in breach of this letter) issue, make or otherwise disseminate such press release, disclosure or other publicity, provided that Purchaser has used best efforts to notify Seller prior to such disclosure.; and

          (b) Stockholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Stockholder's possession that relates directly or indirectly to the business of Seller, Purchaser or any affiliate of Purchaser.

    11.12 Substitute Form W-8. The Stockholder agree to provide the Escrow Agent with his or her certified tax identification number by furnishing appropriate forms W-9 (or Form W-8, in the case of non-U.S. persons), as attached hereto as Exhibit E, and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The Stockholder understands that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the Escrow Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be executed and delivered as of the date first above written.


ALTEON WEBSYSTEMS, INC.               STOCKHOLDER


By:
   -----------------------------      ------------------------------------------

Its:                                  Name:

                                      NUMBER OF OUTSTANDING SHARES OF SELLER
                                      COMMON STOCK



                                      ------------------------------------------


                                      NUMBER OF OPTIONS TO PURCHASE SHARES OF
                                      SELLER COMMON STOCK



                                      ------------------------------------------





                               [SIGNATURE PAGE]

                                   EXHIBIT C

                                ESCROW AGREEMENT

                               ESCROW AGREEMENT

     This Escrow Agreement is made as of March 31, 2000, by and among: Alteon WebSystems, Inc., a Delaware corporation ("Purchaser"), the Stockholders of Pharsalia Technologies, Inc. ("Seller"), a Delaware corporation, Richard A. Howes, as agent to the Stockholders (the "Agent") and State Street Bank and Trust Company of California, N.A., a national banking association (the "Escrow Agent"). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Exchange Agreement, dated March 31, 2000, by and between Purchaser, Seller and the Key Stockholder (as defined therein) attached hereto as Exhibit A (the "Exchange Agreement").

                                   Recitals

     A. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into the Exchange Agreement, each Stockholder shall enter into with Purchaser a stockholder agreement, in the form of Exhibit B (the "Stockholder Agreement") and a registration rights agreement, in the form of Exhibit C (the "Registration Rights Agreement").

     B. The Exchange Agreement and the Stockholder Agreements contemplate the establishment of an escrow arrangement to secure the indemnification obligations of the Stockholders under the Exchange Agreement.

     C. Pursuant to Section 10.2 of the Exchange Agreement and Section 6 of the Stockholder Agreements, the Stockholders have appointed Richard A. Howes to serve as their Agent for, among other things, all matters set forth in Section 9 of the Exchange Agreement.

                                   Agreement

     Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements set forth herein and intending to be legally bound, the parties agree as follows:

1.   Escrow and Indemnification.

     1.1 Issuance of and Delivery of Purchaser Common Stock; Release of Seller Stock Certificates; Escrow Stock. Within 5 business days after the Closing Date, which shall be set forth in a notice to be delivered to the Escrow Agent, (i) Purchaser's transfer agent shall deliver (A) to the Agent, a certificate in the name of each Stockholder each representing (x) 90% of the number of whole shares of Purchaser Common Stock that each Stockholder has the right to receive pursuant to Section 1.8 of the Exchange Agreement less (y) the Unvested Shares, as defined below (the "Primary Shares") and (B) to the Escrow Agent, on behalf and in the name of the Stockholders, a certificate representing 10% of the number of whole shares of Purchaser Common Stock that such Stockholders have the right to receive pursuant to the provisions of Section 1.8 of the Exchange Agreement (the "Escrow Stock") and (ii) the Agent shall deliver to the Escrow Agent, 3 Stock Powers fully executed by each Stockholder bearing a "medallion" signature guarantee. The Escrow Stock shall consist of shares of Purchaser Common Stock that are subject to repurchase upon certain events pursuant to the terms of the stock purchase agreement or employment agreement (the "Repurchase Agreements") between each Stockholder and Seller (the "Unvested Shares"). To the extent that the Primary Shares otherwise deliverable to Agent pursuant to clause
(i) of the first sentence of this Section 1.1 are Unvested Shares, such Unvested Shares shall continue to be held by Purchaser's transfer agent and remain subject to all rights of repurchase of Purchaser or Seller until released pursuant to the last sentence of this Section 1.1. The Escrow Stock shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of the

Stockholders under the Exchange Agreement. The Escrow Stock shall be registered in the name of the Stockholders in accordance with their ownership interests set forth in Exhibit D. The Escrow Fund shall be held as a trust fund and it is the intention of Purchaser, Seller, the Stockholders and the Agent that the Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Stockholder or of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement and the Exchange Agreement. The Escrow Stock shall be retained in the Escrow Fund until the Escrow Account Termination Date. Following the Closing Date and upon the request of the Stockholder, but not more often than following each 30 day period of continuous service of such Stockholder with Purchaser, Purchaser shall, as soon as reasonably practicable, instruct its transfer agent to deliver to such Stockholder a stock certificate representing the whole number of Primary Shares issued to such Stockholder that are no longer Unvested Shares pursuant to the terms of such Stockholder's Repurchase Agreement.

    1.2 Voting of the Escrow Stock. The record owner of the Escrow Stock shall be entitled to exercise all voting rights with respect to such Escrow Stock.

    1.3 Dividends, Etc. Purchaser and each of the Stockholders agree, for the benefit of Purchaser and the Escrow Agent, that any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Stock shall not be distributed to the record owners of the same, but rather shall be distributed by Purchaser to and held by the Escrow Agent in the Escrow Account. Unless and until the Escrow Agent receives such cash, securities or other property, it may assume without inquiry that the Escrow Stock currently being held by it in the Escrow Account is all that the Escrow Agent is required to hold. At the time any Escrow Stock are required to be released from the Escrow Account to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrow Stock shall be released from the Escrow to such Person.

    1.4 Transferability. The interests of the Stockholders in the Escrow Account and in the Escrow Stock shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Purchaser and the Escrow Agent shall have received written notice of such transfer.

    1.5 Fractional Shares. No fractional shares of Purchaser Common Stock shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Stock from the Escrow Account, Purchaser and the Escrow Agent shall "round down" in order to avoid retaining any fractional share in the Escrow Account and in order to avoid releasing any fractional share from the Escrow Account. When shares are "rounded down," Purchaser shall make a cash payment to the Escrow Agent to be held in the Escrow Account or distributed, as appropriate.

2. Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

    2.1 If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under either of the Agreements, such Indemnitee may, deliver a claim notice (a "Claim Notice") to the Agent and to the Escrow Agent in accordance with Section 10 below. Each Claim Notice shall state that such Indemnitee believes in good faith and after investigation that there is or has been a breach of a representation, warranty or covenant contained in one of the Agreements or that such Indemnitee is entitled to indemnification, compensation or reimbursement under the Exchange Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the "Claimed Amount").

    2.2 Within 30 business days after receipt by the Agent and the Escrow Agent of a Claim Notice, the Agent may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the "Response Notice") in which the Agent: (i) agrees that a whole number of shares of Escrow Stock having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, (ii) agrees that a whole number of shares of Escrow Stock having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee or (iii) indicates that no Escrow Stock may be released from the Escrow Account to the Indemnitee; provided, however, that in no event shall the Agent agree to release a whole number of Escrow Stock with an aggregate value that exceeds the Stipulated Value for any Claimed Amount or otherwise. Any part of the Claimed Amount that is not to be released to the Indemnitee shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent within such 30 business-day period, then the Agent shall be deemed to have agreed that a whole number of Escrow Stock having a Stipulated Value equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Account up to the whole number of shares of Escrow Stock equal to the Stipulated Value.

    2.3 If the Agent delivers a Response Notice agreeing that a whole number of shares of Escrow Stock having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if the Agent does not deliver a Response Notice in accordance with Section 2.2 above, the Escrow Agent shall promptly following the receipt of the Response Notice (or, if the Agent has not delivered a Response Notice, promptly following the expiration of the 30 business-day period referred to in Section 2.2 above), deliver to such Indemnitee such Escrow Stock.

    2.4 If the Agent delivers a Response Notice agreeing that a whole number of shares of Escrow Stock having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to such Indemnitee Escrow Stock equal to the Agreed Amount.

    2.5 If the Agent delivers a Response Notice indicating that there is a Contested Amount, the Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Agent shall resolve such dispute, such resolution shall be binding on all of the Stockholders and a settlement agreement containing the terms and conditions of such resolution shall be signed by the Indemnitee and the Agent and delivered to the Escrow Agent. The Escrow Agent shall release Escrow Stock from the Escrow Account in connection with any Contested Amount within 5 business days after the delivery to it of a copy of a settlement agreement executed by the Indemnitee and the Agent setting forth instructions to the Escrow Agent as to the Stipulated Value of the Escrow Stock, if any, to be released from the Escrow Account, with respect to such Contested Amount.

    2.6 Any Escrow Stock released from the Escrow Account to an Indemnitee shall be deemed to reduce the Escrow Stock pro rata with respect to each Stockholder in accordance with each Stockholder's percentage interest in the Escrow Fund as set forth in Exhibit D.

3.  Valuation of Escrow Stock; Stock Splits.

    3.1 For purposes of this Agreement, the "Stipulated Value" per share of Escrow Stock shall be equal to the average of the closing sales prices of a share of Purchaser Common Stock as reported on the Nasdaq National Market or the over-the-counter market for the 30 consecutive trading days ending on the 5th business day prior to the date any shares of Escrow Stock are to be released from escrow by the Escrow Agent pursuant to Sections 2.2, 2.3, 2.4 or
5.1 of this Agreement. Upon request of the Escrow Agent, Purchaser and Agent shall deliver to the Escrow Agent, prior to any such release, a jointly-signed certificate that shall set forth the Stipulated Value, on which certificate the Escrow Agent may rely without inquiry.

    3.2 All numbers contained in, and all calculations required to be made pursuant to, this Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Purchaser after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of Purchaser Common Stock or other property pursuant to Section 1.3 above, together with an updated version of Exhibit D.

4.  Limitation of Escrow Agent's Liability.

    4.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or negligence. The Escrow Agent may rely on and use the Stock Powers and shall not be liable in connection therewith. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. The Escrow Agent shall not be liable for incidental, consequential or punitive damages.

    4.2 The parties hereby agree to severally indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Purchaser.

5. Release of Escrow Stock. The Escrow Agent is not the stock transfer agent for the Purchaser Common Stock. Accordingly, if a distribution of a number of shares of Purchaser Common Stock less than all of the Escrow Stock is to be made, the Escrow Agent must requisition the appropriate number of shares from such stock transfer agent, delivering to it the appropriate stock certificates and related Stock Powers. For the purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Purchaser Common Stock to the Person entitled to it when the Escrow Agent has delivered such certificates and Stock Powers to such stock transfer agent with instructions to deliver it to the appropriate Person. Distributions of Purchaser Common Stock shall be made to Purchaser or the Stockholders, as appropriate, at the addresses described in Section 10 below. Whenever a distribution is to be made to the Stockholders, pro rata distributions shall be made to each of them based on the percentage interests in the Escrow Fund as set forth in Exhibit D. Within 5 business days after the Escrow Account Termination Date, the Escrow Agent shall distribute or cause Purchaser's transfer agent to distribute to each Stockholder such Stockholder's pro-rata portion of the Escrow Stock then held in escrow based on the percentage interests in the Escrow Fund as set forth in Exhibit D; provided, however, that if, prior to the Escrow Account Termination Date, any Indemnitee has given a Claim Notice containing a claim that has not been resolved prior to the Escrow Account Termination Date, the Escrow Agent shall (i) retain the number of shares of Escrow Stock having a Stipulated Value equal to the Claimed Amount of such unresolved Claim Notice in the Escrow Account until the claim has been resolved and (ii) release all other shares of Escrow Stock to each Stockholder in accordance with such Stockholder's percentage interests in the Escrow Fund.

6. Termination. This Agreement shall terminate on the first anniversary of the Closing Date, or earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement (the "Escrow Account Termination Date"); provided, however, that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Escrow Account Termination Date, then this Agreement shall continue in full force and effect until the claim has been fully adjudicated or otherwise resolved and the Escrow Stock released in accordance with this Agreement.

7.  The Agent.

    7.1 The Agent may: (i) modify, amend or otherwise change this Agreement or any of the terms or provisions included herein (including modifications, amendments or changes subsequent to Closing), (ii) take all actions and to execute all documents under this Agreement and the Exchange Agreement necessary or desirable to consummate the Exchange and the transactions contemplated by the Exchange Agreement, and to take all actions and to execute all documents which may be necessary or desirable in connection therewith, (iii) give and receive consents and all notices hereunder, (iv) authorize delivery to Purchaser of Seller Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of this Agreement and the Exchange Agreement, and to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing and (v) deal with Purchaser exclusively on all matters relating to the Exchange Agreement. Purchaser and the Escrow Agent shall be entitled to deal exclusively with the Agent on all matters set forth in this Section 7.1 and shall be entitled to rely exclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Agent, as fully binding on such Stockholder, without any obligation to notify or make inquiries with respect to any Stockholder. Unless and until the Escrow Agent receives a certificate setting forth the name of a successor Agent, the Escrow Agent may assume without inquiry that no successor Agent has been appointed by the Stockholders. THE STOCKHOLDERS, AND EACH OF THEM INDIVIDIUALLY, AGREE THAT SERVICE OF PROCESS UPON THE AGENT IN ANY PROCEEDING ARISING UNDER OR PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONAL AGREEMENTS SHALL BE DEEMED TO BE VALID SERVICE OF PROCESS UPON EACH OF THE STOCKHOLDERS AND ANY CLAIM BY PURCHASER AGAINST THE STOCKHOLDERS, OR ANY OF THEM, IN RESPECT TO THIS AGREEMENT OR THE TRANSACTIONAL AGREEMENTS, MAY BE ASSERTED AGAINST AND SETTLED ON BEHALF OF ANY OF THEM BY THE AGENT.

    7.2 Liability of the Agent; Right of Contribution. Nothing contained herein shall be deemed to make the Agent liable to the Stockholders because of service in his capacity as Agent and attorney-in-fact. The Stockholders agrees not to institute any Proceeding against the Agent in connection with the performance of his duties under the Agreements, including, without limitation, the negotiation of the terms of the Exchange Agreement. The Agent shall not incur any liability to the Stockholders for losses, damages, liabilities or expenses, except for fraud and his own willful misconduct, and shall not receive any remuneration for acting in such capacity. The Stockholders shall severally indemnify, protect and hold harmless the Agent against any and all loss, liability or expense as and when incurred without gross negligence, bad faith, fraud or willful misconduct on the part of the Agent that arises out of or in connection with the acceptance or administration of the Agent's duties hereunder or pursuant to the Exchange Agreement or of any breach by the Stockholders of this Agreement or the Transactional Agreements. In the event a Proceeding is instituted against the Agent by a third party, the Agent shall have a right of contribution against the Stockholders for any and all loss, liability, damage or expense.

8. Fees and Expenses. Purchaser shall pay to the Escrow Agent reasonable compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit E (which may be subject to change on an annual basis) and shall reimburse the Escrow Agent hereunder for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

9.  Resignation; Removal; Successor.

    9.1 The Escrow Agent may resign as escrow agent under this Agreement and thereby become discharged from the obligations hereby created, by notice in writing given to Purchaser and the Stockholder not less than 30 days before such resignation is to take effect.

    9.2 The Escrow Agent may be removed at any time by an instrument or concurrent instruments in writing delivered to the Escrow Agent and signed by Purchaser and the Stockholder.

    9.3 If at any time hereafter the Escrow Agent shall give notice of its resignation pursuant to Section 9.1 above, shall be removed pursuant to Section
9.2 above, or shall be dissolved or otherwise become incapable of acting, or the position of the Escrow Agent shall become vacant for any other reason, Purchaser and the Stockholder shall promptly appoint a mutually acceptable successor Escrow Agent. Upon such appointment such successor shall execute, acknowledge and deliver to its predecessor, and also to Purchaser and the Stockholder an instrument in writing accepting such appointment hereunder and agreeing to be bound by the terms and provisions of this Agreement. Thereupon such successor Escrow Agent, without any further act, shall become fully vested with all the rights, immunities, and powers, and shall be subject to all of the duties and obligations of its predecessor and such predecessor Escrow Agent shall promptly deliver the funds in the Indemnity Escrow Account to such successor pursuant to written instructions from Purchaser or the Stockholder.

    9.4 In the event the Escrow Agent is merged or consolidated with any other entity, and as a result thereof the Escrow Agent ceases to exist as a separate entity, or the Escrow Agent sells substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, then such surviving entity, without any further act shall become fully vested with all the rights, immunities, and powers, and shall be subject to all of the duties and obligations of the Escrow Agent.

10. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

          if to Purchaser:

               Alteon WebSystems, Inc.
               50 Great Oaks Boulevard
               San Jose, CA 95119
               Attention:  Frank Laurencio
               Telephone:  (408) 360-5500
               Facsimile:  (650) 360-5761

               with a copy to:

               Eric C. Jensen, Esq.
               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA 94306
               Telephone:  (650) 843-5000
               Facsimile:  (650) 849-7400
               (which shall not constitute notice)

          if to the Stockholders:

               c/o Pharsalia Technologies, Inc.
               1000 Holcomb Woods Parkway, Suite 400
               Roswell, GA 30076
               Attention:  Richard A. Howes
               Telephone:  (770) 642-5760
               Facsimile:  (770) 650-6409

          if to the Agent:

               Richard A. Howes, as Agent of the Stockholders
               c/o Pharsalia Technologies, Inc.
               1000 Holcomb Woods Parkway, Suite 400
               Roswell, GA 30076
               Telephone:  (770) 642-5760
               Facsimile:  (770) 650-6409

               with a copy to:

               Raymond Moss, Esq.
               Sims Moss Kline & Davis LLP
               400 Northpark Town Center, Suite 310
               1000 Abernathy Road, N.E.
               Atlanta, GA 30328
               Telephone:  (770) 481-7201
               Facsimile:  (770) 481-7210
               (which shall not constitute notice)

          if to the Escrow Agent:

               State Street Bank and Trust Company of California, N.A.

              Library Tower
              633 West 5th Street, 12th Floor
              Los Angeles, CA 90071
              Attention:  Corporate Trust Administration
              (Alteon WebSystems, Inc./Pharsalia Technologies, Inc. 2000 escrow)
              Telephone:  (213) 362-7373
              Facsimile:  (213) 362-7357

11. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile, with such facsimile copy to serve as conclusive evidence of the consent and ratification of the matters contained herein by the parties hereto.

12. Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

13.  Successors and Assigns; Assignment.    This Agreement shall be binding upon
the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the parties and the other Indemnitees and their respective successors and assigns. Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, in connection with an Acquisition without obtaining the consent or approval of any other party hereto or of any other Person. Other than in connection with an Acquisition, Purchaser may not assign any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller may not assign any of its rights under this Agreement without the prior written consent of Purchaser.

14.  Remedies Cumulative; Specific Performance.    The rights and remedies of
the parties hereto shall be cumulative. Each Stockholder agrees that in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such Breach or threatened Breach.

15. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

16. Exclusive Agreement; Modification; Severability. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

17. Governing Law; Venue. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California and the County of Fulton, Georgia.

18. Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Exchange.

19. Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

20.  Tax Reporting Information and Certification of Tax Identification Numbers.

     20.1 The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Stock or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Stockholders in accordance with their percentage interests in the Escrow Fund set forth in Exhibit D.

     20.2 Purchaser and each of the Stockholders agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Form W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

     20.3 Addition of Stockholders. Notwithstanding anything to the contrary contained herein, if Seller shall issue additional shares of Purchaser Common Stock, any purchaser of such shares may become a party to the Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a "Stockholder" hereunder.

    In Witness Whereof, the parties have executed this Escrow Agreement as of the date first written above.

                              ALTEON WEBSYSTEMS, INC.

                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              STOCKHOLDER

                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.,

                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              RICHARD A. HOWES

                              By:
                                 -----------------------------------------------

                                   EXHIBIT D

                                 OEM AGREEMENT

                            Alteon WebSystems, Inc.

                                 OEM Agreement

This OEM Agreement (the "Agreement") is entered into as of this 31ST day of March, 2000 (the "Effective Date"), by and between Alteon WebSystems, Inc., a Delaware corporation having its principal place of business at 6351 San Ignacio Avenue, San Jose, California ("Alteon") and Pharsalia Technologies, Inc., a Delaware corporation having its principal place of business at 9595 River Lake Drive, Roswell, GA 30075 ("Pharsalia").

                                   Agreement

1. Definitions. Certain of the defined terms used in this Agreement are as follows:

    1.1. "Acceptance Criteria" means the mutually agreed upon acceptance test criteria for the Product attached hereto as Attachment A and incorporated herein by reference, as may be amended from time-to-time upon mutual written agreement of the parties. Such Acceptance Criteria shall set forth objective standards for verification of the functionality and performance of the Product, including the severity level of permissible software errors.

    1.2. "Delivery Date" means the date on which Pharsalia delivered to Alteon a Product which, as subsequently confirmed by Alteon and its customers in accordance with the process set forth in Section 4.2 below, conformed in all material respects to the Acceptance Criteria.

    1.3. "Intellectual Property Rights" means any patent, patent application, copyright, trade name, trademark, trade secret, copyright, and any applications therefor, know-how, mask work, schematics, computer software programs, tangible or intangible proprietary information, or any other intellectual property right or proprietary information or technology, whether registered or unregistered.

    1.4. "Object Code" means the machine-executable version of a software program and all related end user documentation.

    1.5. "Product" means one or more computer software programs, in Source Code and Object Code, including, without limitation, all third party technology and/or software reasonably required by and/or integrated into the Product, provided by Pharsalia and licensed to Alteon under this Agreement.

    1.6. "Satisfaction Date" means the date on which all Acceptance Defects (as defined in Section 4.2) have been remedied and the Product has been operating with no uncorrected Rejection Notices (as defined in Section 4.2) for a period of six (6) weeks, or less time if mutually agreed to by the parties.

    1.7. "Specifications" means the detailed design and functional specifications for the Product attached hereto as Attachment B and incorporated herein by reference, which includes, without limitation, a listing of all third party technology and/or software reasonably required by and/or integrated into the Product, all third party licenses and related fees and royalties required for the proposed implementation of the Product and an implementation schedule for the development and delivery of the Product.

    1.8. "Source Code" means the human readable source code version of a software program and all related internal documentation such that a programmer reasonably skilled in the programming language could read, understand and modify the software program.

2.  License Grants.

    2.1. Object License. Pharsalia grants to Alteon a limited, exclusive, fully-paid, royalty-free license to (i) reproduce, perform, display and use the Product in Object Code form internal to Alteon and solely for the purposes of verifying conformance to the Acceptance Criteria in accordance with the procedures set forth in Section 4.2; and (ii) license and distribute the Product in Object Code form to beta test customers identified by Alteon and approved by Pharsalia (herein, the "Beta Customers"); provided that any such Beta Customer shall be subject to a written non-disclosure agreement with confidentiality provisions at least as restrictive as the confidentiality obligations set forth in Section 6 ("Confidentiality") and that any use the Product by such Beta Customer shall be in accordance with a restricted license to be mutually agreed to by the Alteon and Pharsalia on a Beta Customer-by-Beta
Customer basis.   Pharsalia's approval of any such Beta Customer, and agreement as to the restricted license rights to be granted to such Beta Customer, shall not be unreasonably withheld or delayed.

    2.2. Source License. Pharsalia grants to Alteon a limited, exclusive, fully-paid, royalty-free license to reproduce and use the Product in Source Code form internal to Alteon solely for the purposes of verifying conformance to the Acceptance Criteria in accordance with the procedures set forth in Section 4.2 in both standalone form and as integrated with certain Alteon products. [To be discussed.]

    2.3. Protection of Product. Alteon agrees to use the same degree of care, but no less than reasonable care, to protect the Product as Alteon uses to protect is own Source Code and Object Code of like importance.

    2.4. Third Party Software. The parties acknowledge that the Product may contain third party technology and/or software reasonably required by and/or integrated into the Product. Pharsalia shall be responsible for obtaining all such third party licenses and paying to such third parties any related fees and royalties required for Alteon's use of the Product in accordance with the licenses granted to Alteon in this Section 2.

3. Ownership. Except for any third party components contained therein, and any license provided under Section 2 ("License Grants"), Pharsalia shall exclusively retain all right, title and interest, including all Intellectual Property Rights, in and to the Product developed and delivered by Pharsalia under this Agreement as modified by or on behalf of Pharsalia in any and all respects thereafter.

4.  Delivery and Acceptance of Product.

    4.1. Deliverables. Pharsalia shall deliver to Alteon a master copy of the Object Code of the Product in accordance with the implementation schedule set forth in the Specifications and shall use its best efforts to deliver to Alteon a Product that conforms to the Acceptance Criteria no later than December 31, 2000. The date on which Pharsalia delivers such a conforming Product to Alteon shall be deemed the "Delivery Date."

    4.2. Acceptance of Product. After the date any version of the Product is provided to Alteon, Alteon may reject the Product if it does not conform to the Acceptance Criteria, which shall include a determination by Beta Customers that the Product is a satisfactory "beta" version. If Alteon rejects the Product as non-conforming, which it may do on one or more occasions following delivery of any version of the Product, Alteon will provide Pharsalia written notice within twenty-four (24) hours of such rejection (the "Rejection Notice") and such notice shall set forth a description of the nature of the non-conformance (the "Acceptance Defect") in reasonable detail. Upon receipt of a Rejection Notice, Pharsalia shall use its best efforts to promptly correct the non-conformance and redeliver a modified Product to Alteon for further evaluation and testing. The foregoing process shall repeat until the Acceptance Defects have been remedied or until the six (6) week period specified in Section 1.6 hereof has passed. The parties acknowledge that any defect in the Product that is not listed on a Rejection Notice is not an Acceptance Defect for purposes of subsequently rejecting the Product unless it is of such a nature that it could not reasonably have been detected at the time of delivery of such version. Alteon shall use its best efforts to promptly determine the Satisfaction Date.

    4.3. Access to Test Environment. Pharsalia shall have access to Alteon's test environment and beta customers and may fully participate in Alteon's evaluation and testing of the Product.

    4.4. Support and Training. Upon Alteon's request, Pharsalia shall provide Alteon with additional support and/or training regarding the use of the Product at Pharsalia's then-current rates for such support and/or training.

5.  Term and Termination.

    5.1. Term. The term of this Agreement shall commence upon the Effective Date and shall continue until the earlier of: (i) termination pursuant to
Section 5.2; or (ii) termination of the Exchange Agreement executed by the parties concurrently with the execution of this Agreement (herein, the "Exchange Agreement").

    5.2. Termination for Breach. Either party may terminate this Agreement for a material breach by the other party that is not cured within thirty (30) days after receipt of written notice of such breach.

    5.3.  Survival. The following sections shall survive termination of this
Agreement: Section 1 ("Definitions"), Section 3 ("Ownership"), Section 5.3 ("Survival"), Section 6 ("Confidentiality"), Section 7 ("Warranties, Indemnities and Limitations of Liability) and Section 8 ("Miscellaneous").

6.  Confidentiality.

    6.1. Protections. Each party shall hold in confidence all materials or information disclosed to it in confidence hereunder ("Confidential Information") which are marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marked confidential within thirty (30) days after the date of disclosure. Each party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect such party's own confidential information, but in no event less than reasonable care.

    6.2. Exceptions. The obligations of the parties hereunder shall not apply to any materials or information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the receiving party without any breach of this Agreement; or (v) is the subject of a written permission to disclose provided by the disclosing party. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure: (i) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for which the order was issued; (ii) is otherwise required by law; or
(iii) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

7. Warranties, Indemnities and Limitations of Liability. The warranties, indemnities and limitations of liability set forth in the Exchange Agreement are hereby incorporated into this Agreement by reference and shall govern and control the rights and obligations of the parties as related to the Products to be provided by Pharsalia hereunder.


8.  Miscellaneous.

    8.1. No Assignment. Neither party may transfer or assign this Agreement or any of its rights or obligations hereunder without the prior written consent of other party; provided, however, that either party may assign this Agreement without the other party's consent in the event of merger, acquisition or reorganization. Any attempted assignment or transfer in violation of the foregoing be null and void.

    8.2. Notices. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party to whom addressed by (i) express courier upon written verification of actual receipt or
(ii) facsimile upon confirmation of receipt generated by the sending device. All notices shall be sent to the applicable address on the cover page hereof or to such other address as the parties may designate in writing, with a copy to the president and to the legal department of such party.

    8.3. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Delaware, without giving effect to its principles of conflicts of laws. In any legal action relating to this Agreement, Alteon and Pharsalia agree to the exercise of jurisdiction by a state or federal court in Santa Clara County, California or Fulton County, Georgia. In the event an action is brought to enforce any provision or declare a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to any other amounts awarded, reasonable legal and other related costs and expenses, including attorney's fees, incurred thereby.

    8.4. Independent Contractor. The parties are independent contractors, and nothing in this Agreement shall be deemed to create a joint venture, partnership or agency relationship between the parties. Neither party has the right or authority to assume or create any obligation or responsibility on behalf of the other.

    8.5. Construction. This Agreement has been negotiated by the parties and by their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

    8.6. Entire Agreement. If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion. No waiver of any breach of this Agreement shall be effective unless in writing, nor shall any breach constitute a waiver of any subsequent breach of any provision of this Agreement. This Agreement (including without limitation the Specifications, Acceptance Criteria and provisions of the Exchange Agreement incorporated herein by reference) contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, proposals and communications between the parties. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ALTEON WEBSYSTEMS, INC.               PHARSALIA TECHNOLOGIES, INC.


By: /s/ Barton M. Burstein            By: /s/ Richard A. Howes
   -----------------------------         ------------------------------------
Name:                                 Name:
     ---------------------------           ----------------------------------
Title:                                Title:
      --------------------------            ---------------------------------
Date:  3/31/00                        Date:  3/31/00
     ---------------------------           ----------------------------------

                                   EXHIBIT E

                        FORM OF NONCOMPETITION AGREEMENT

                           NON-COMPETITION AGREEMENT



    This Non-Competition Agreement is made and entered into as of March 31, 2000, by and between Alteon WebSystems, Inc., a Delaware corporation ("Purchaser"), Pharsalia Technologies, Inc., a Delaware corporation ("Seller"), and __________ (the "Stockholder"). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Exchange Agreement, dated March 31, 2000, by and between Purchaser, Seller and the Stockholder attached hereto as Exhibit A (the "Exchange Agreement").

                                    Recitals

    A. The Stockholder an employee and stockholder of Seller. Subject to the terms of the Exchange Agreement, Seller will become a wholly-owned subsidiary of Purchaser and each Stockholder's capital stock and all outstanding options of Seller will be automatically exchanged for shares of common stock and options of Purchaser.

    B. Immediately following the Exchange, the business of Seller will be conducted by Purchaser through Seller. The Stockholder (i) will receive substantial benefits as a result of the Exchange and (ii) has been offered employment with Purchaser following the Exchange (the "Stockholder's Employment") and, in connection therewith, the Stockholder has agreed not to compete in the manner and to the extent herein set forth. The Stockholder is entering into this Agreement as an inducement to Purchaser to consummate the Exchange, with all of the attendant financial benefits to the Stockholder as an employee of Seller.

    C. Purchaser has requested, as a condition precedent to executing the Exchange Agreement and consummating the transactions contemplated by the Exchange Agreement, that the Stockholder execute and deliver this Agreement and the Stockholder desires to enter into this Agreement.

                                   Agreement

    Now, Therefore, in consideration of the mutual covenants herein contemplated and intending to be legally bound hereby, the parties hereto agree, that as of the Closing Date, as follows:

    1. Stockholder Acknowledgements. The Stockholder acknowledges that by virtue of his position with Seller he has developed considerable expertise in the business operations of Seller and has had extensive access to trade secrets and other confidential information of Seller. The Stockholder recognizes that Purchaser would be irreparably damaged, and its substantial investment in Seller materially impaired, if the Stockholder were to enter into an activity competing with the business of Seller in violation of the terms of this Agreement or if the Stockholder were to disclose or make unauthorized use of any confidential information concerning the business of Seller (or any subsidiary, successor or acquiror of Seller). Accordingly, the Stockholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Stockholder in all respects.

    2. Termination; Restricted Period. This Agreement shall expire on the first anniversary of the termination date of the Stockholder's Employment (the "Non-Competition Termination Date"). The period of time that elapses from the consummation of the Exchange until the Non-Competition Termination Date shall be referred to herein as the "Restricted Period."

    3.  Non-Competition.

          (a) During the Restricted Period, the Stockholder shall not, directly or indirectly, without the prior written consent of Purchaser, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant of any entity engaged in any activity that relates to the development, promotion, marketing, licensing or distribution of products or services that provide or facilitate load balancing of Internet traffic of static or dynamic Web content distribution which then compete with the products or services of Purchaser nationwide, that exist as of the date such the Stockholder leaves the Stockholder's Employment (the "Restricted Business"). Because Purchaser is in the business of providing infrastructure solutions to e-businesses on a nationwide basis, through strategic partnerships and otherwise, and due to the inherent nationwide scope of any Internet-related business, the geographic area of the Restricted Business was determined by the parties to be nationwide. Notwithstanding the above, the Stockholder shall not be deemed to be in contravention of the foregoing if the Stockholder participates as a passive investor holding up to 5% of the equity securities of an entity engaged in the Restricted Business, which securities are publicly traded. Notwithstanding anything contained herein to the contrary, the restrictions of this Section 3 shall not apply if (i) the Stockholder's employment is terminated by Purchaser without Cause (as defined in the Employment Agreement, dated as of the date hereof, by and between the Stockholder, Seller and Purchaser (the "Employment Agreement")) or (ii) the Stockholder terminates his employment with Purchaser with Good Cause (as defined below in Section 3(b) below.

          (b) As used in this Agreement, "Good Cause" means, without the express written consent of the Stockholder, the occurrence of any of the following events unless such events are substantially corrected within 30 days following written notification by the Stockholder to the Company that he intends to terminate his employment hereunder for one of the following reasons: (i) any material reduction in the Stockholder's Base Salary or job responsibility as in effect immediately following the Closing; (ii) a material breach by the Company of any provision of this Agreement; (iii) Seller relocates its principal place of business to another city or state more than 25 miles from its present place of business as of the Closing Date or requires the Stockholder to travel more than 25 miles per day from his home in Atlanta, Georgia on a regular basis and
(iv) the occurrence of a Change in Control. As used in this Agreement, "Change of Control" means the occurrence of any of the following, but shall not include the Exchange as provided in the Exchange Agreement: (i) the adoption of a plan relating to the liquidation or dissolution of the Company; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the total outstanding voting stock of the Company on a fully diluted basis; (iii) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the total outstanding voting stock of the Company or (iv) the sale of substantially all of the assets of any of the Company. If the Stockholder elects to resign for Good Cause, the Stockholder shall deliver written notice of resignation to the Company (the "Notice of Resignation"). The Notice of Resignation shall set forth the date such resignation shall become effective (the "Date of Resignation"), which date shall, in any event, be at least 30 days and no more than 60 days from the date the Notice of Resignation is delivered to the Company. At its option, the Company may reduce such notice period to any length, upon 10 days written notice to the Stockholder.

    4. Non-Interference. The Stockholder further agrees that during the Restricted Period, he will not, without the prior written consent of Purchaser,
(i) interfere with the business of Seller or

Purchaser, by soliciting, attempting to solicit, induce or attempt to induce any employee or consultant of Seller or Purchaser to terminate his employment as such in order to become an employee, consultant or independent contractor to or for any competitor of Seller or Purchaser or to or for any company with which the Stockholder is associated in any way; (provided that, in the absence of a violation of this Section 4(i), this restriction shall not be construed as a prohibition against hiring); or (ii) induce or attempt to induce any customers, suppliers, distributors, resellers, or independent contractors of Seller or Purchaser to terminate their relationships with, or to take any action that would be disadvantageous to the business of, Seller or Purchaser.

    5. Representations and Warranties. The Stockholder represents and warrants, to and for the benefit of the Indemnitees, that: (a) he has full power and capacity to execute and deliver, and to perform all of the Stockholder's obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of this Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which he is or may be bound, or (ii) any law, rule or regulation. The Stockholder's representations and warranties shall survive the expiration of the Restricted Period for an unlimited period of time.

    6. Independence of Obligations. The covenants of the Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Stockholder, on the one hand, and Seller or Purchaser or any of their affiliates or subsidiaries, on the other hand, and the existence of any claim or cause of action by the Stockholder against Seller or Purchaser or any of their affiliates or subsidiaries shall not constitute a defense to the enforcement of such covenants against the Stockholder.

    7. Remedies. The Stockholder expressly acknowledges that damages alone will not be an adequate remedy for any breach by the Stockholder of any of the covenants set forth in this Agreement and that Purchaser and Seller, in addition to any other remedies which they may have, shall be entitled, as a matter of right, to injunctive relief, including, without limitation, specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by the Stockholder of any of said covenants. The rights and remedies of Purchaser and the other Indemnitees under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser and the other Indemnitees under this Agreement, and the obligations and liabilities of the Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. The Stockholder's obligations under this Agreement are absolute and nothing in this Agreement shall limit any of the Stockholder's obligations, or the rights or remedies of Purchaser or any of the other Indemnitees, under the Exchange Agreement; and nothing in the Exchange Agreement shall limit any of the Stockholder's obligations, or any of the rights or remedies of Purchaser or any of the other Indemnitees, under this Agreement. No breach on the part of Purchaser or any other party of any covenant or obligation contained in the Exchange Agreement or any other agreement or by virtue of any failure to perform or other breach of any obligation of Purchaser, any other Indemnitee or any other Person shall limit or otherwise affect any right or remedy of Purchaser or any of the other Indeminitees under this Agreement.

    8. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and geographic coverage or subject as to which such provision shall be valid and enforceable under applicable law. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    9. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered in the manner and to the address or facsimile telephone number set forth in Section 10.5 of the Exchange Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

    10. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile, with such facsimile copy to serve as conclusive evidence of the consent and ratification of the matters contained herein by the parties hereto.

    11. Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

    12. Successors and Assigns; Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the parties and the other Indemnitees and their respective successors and assigns. Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, in connection with an Acquisition without obtaining the consent or approval of any other party hereto or of any other Person. Other than in connection with an Acquisition, Purchaser may not assign any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller may not assign any of its rights under this Agreement without the prior written consent of Purchaser.

    13. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    14. Exclusive Agreement; Modification. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

    15. Governing Law; Venue. This Agreement shall be governed by the internal laws of the State of Georgia, without regard to conflicts of law principles. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California and the County of Fulton, Georgia. THE STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

    16. Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Exchange.

    17. Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    STOCKHOLDER


                                    --------------------------------------------
                                    Name:
                                         ---------------------------------------

                                    ALTEON WEBSYSTEMS, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    PHARSALIA TECHNOLOGIES, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                   EXHIBIT F

                FORM OF OPINION OF SIMS MOSS KLINE & DAVIS LLP

    1. Seller is duly organized and validly existing and in good standing under the laws of the State of Delaware, and Seller has the requisite corporate power and authority to own its properties and to conduct its businesses as it is presently conducted. Seller is qualified as a foreign corporation to do business and is in good standing under the laws of the State of Delaware.

    2. The authorized capital stock of Seller consists of (i) 90,000,000 shares of common stock, par value $0.0001 per share ("Seller Common Stock"), ________ shares of which are issued and outstanding, (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, _____ shares of which are issued and outstanding and (iii) ________ shares of Seller Common Stock that will be reserved for future issuance to employees pursuant to stock grants or a stock option plan. The outstanding shares of capital stock of Seller are duly authorized, validly issued, fully paid and non-assessable.

    3. Seller has the full corporate power and authority to enter into, execute, deliver and perform the Exchange Agreement. The execution and delivery of the Exchange Agreement, and the consummation of the transactions contemplated therein, have been duly and validly authorized by all necessary corporate action of the Board of Directors and stockholders of Seller, have been duly executed and delivered by an authorized officer of Seller and constitute legal, valid and binding obligations of Seller and the stockholders of Seller that are party thereto, enforceable by Purchaser against Seller and the stockholders that are party thereto in accordance with its terms, except as rights to indemnity under
Section 9 of the Exchange Agreement may be limited by applicable laws, and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; and subject to general equitable principles and limitations on availability of equitable relief, including specific performance.

    4. Neither the execution or delivery by Seller of the Exchange Agreement nor the consummation by Seller of the transaction contemplated by the Exchange Agreement will (i) violate any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) violate or be in conflict with any governmental statute, rule or regulation generally applicable in transactions of the type contemplated by the Exchange Agreement, (iii) to the best of our knowledge, violate or contravene any judgment, decree, injunction or order of any federal or California court, arbitrator or governmental agency or authority, entered against Seller or its properties or (iv) constitute a material breach of, or result in a material default under, any term or provision of any of the Exchange Agreement.

    5. No consent, approval or authorization of, or registration, declaration or filing with any governmental authority or agency is required to have been obtained or made by Seller prior to the date hereof in connection with the execution, delivery or performance by Seller of the Exchange Agreement, except for: (i) those contemplated by Section 4 of the Exchange Agreement and (ii) such consents, approvals, authorizations, registrations, declarations and filings as have been obtained or made.

    6. To the best of our knowledge, there is no action, claim, suit, litigation, proceeding or investigation pending or overtly threatened against Seller before any governmental authority that questions the validity of or enforceability of the Exchange Agreement or the right of Seller to enter into the Exchange Agreement.

                                   EXHIBIT G

                     FORM OF OPINION OF COOLEY GODWARD LLP

July 17, 2000

Pharsalia Technologies, Inc.
1000 Holcomb Woods Parkway, Suite 400
Roswell, GA  30076

Re:  The Exchange
Ladies and Gentlemen:

We have acted as counsel to Alteon WebSystems, Inc., a Delaware corporation ("Purchaser"), pursuant to the Exchange Agreement, dated as of March 31, 2000, by and among Purchaser, Pharsalia Technologies, Inc. and Richard A. Howes (the "Exchange Agreement"). We are rendering this opinion pursuant to Section 7.5(b) of the Exchange Agreement. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Exchange Agreement.

     In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in, and made pursuant to, the Exchange Agreement by the various parties and originals or copies, certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by Purchaser of the Exchange Agreement), where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that: all individuals executing and delivering documents had the legal capacity to so execute and deliver; you have received all documents you were to receive under the Exchange Agreement; the Exchange Agreement is an obligation binding upon you; and there are no extrinsic agreements or understandings among the parties to the Exchange Agreement that would modify or interpret the terms of the Exchange Agreement or the respective rights or obligations of the parties thereunder.

Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any law, rule or regulation relating to the sale or issuance of securities thereof, or as to compliance with any antitrust law.

On the basis of the foregoing, in reliance thereon and with the foregoing qualifications and subject to the limitations and qualifications expressed below, we are of the opinion that:

    1. Purchaser is duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own its properties and to conduct its businesses as it is presently conducted.

    2. Purchaser has the full corporate power and authority to enter into, execute, deliver and perform the Exchange Agreement. The execution and delivery of the Exchange Agreement, and the consummation of the transactions contemplated therein, have been duly and validly authorized by all necessary corporate action of the Board of Directors and stockholders of Purchaser. The Exchange Agreement has been duly executed and delivered by an authorized officer of Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable by Seller against Purchaser in accordance with its terms, except as rights to indemnity under Section 9 of the Exchange Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; and subject to general equitable principles and limitations on availability of equitable relief, including specific performance.

    3. The shares of Purchaser's Common Stock to be issued pursuant to the terms of the Exchange Agreement will be validly issued, fully paid and nonassessable.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

Very truly yours,
COOLEY GODWARD LLP



Eric C. Jensen, Esq.

                                   EXHIBIT H

                         REGISTRATION RIGHTS AGREEMENT

                         REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement ("Agreement") is made and entered into as of March 31, 2000, by and among Alteon WebSystems, Inc., a Delaware corporation ("Purchaser") and the stockholders of Pharsalia Technologies, Inc., a Delaware corporation ("Seller"). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Exchange Agreement, dated March 31, 2000, by and between Purchaser, Seller and the Key Stockholder (as defined therein) attached hereto as Exhibit A (the "Exchange Agreement").

                                   Recitals

     A. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into the Exchange Agreement, each Stockholder shall enter into with Purchaser a stockholder agreement, in the form of Exhibit B (the "Stockholder Agreement") and an escrow agreement, attached hereto as Exhibit C (the "Escrow Agreement").

     B. Purchaser has agreed to provide the Stockholders with certain registration rights as more fully described herein.


                                   Agreement

     The parties, intending to be legally bound, agree as follows:

                          SECTION 1:   Registration.

     1.1 Registrable Shares. As used in this Agreement, "Registrable Shares" means the shares of Purchaser Common Stock issued to the Stockholders pursuant to the Exchange Agreement and any shares of Purchaser Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization; provided, however, that Registrable Shares shall cease to be Registrable Shares when (i) a registration statement covering such Registrable Shares shall have become effective under the Securities Act of 1933, as amended (the "1933 Act"), and such Registrable Shares shall have been disposed of in accordance with such registration statement, or
(ii) such Registrable Shares may be transferred pursuant to Rule 144 under the 1933 Act, as such rule may be amended from time to time, or any successor rule or regulation ("Rule 144"); and provided further, that Registrable Shares shall not include any shares of Purchaser Common Stock held in any "Escrow Account" pursuant to the Escrow Agreement. The Stockholders desiring to sell shares of Purchaser Common Stock received pursuant to the Exchange Agreement, in accordance with Rule 144 shall provide such Rule 144 representation letters in usual and customary form and other usual customary documents as may reasonably be requested by Purchaser.

     1.2  Registration.

          (a) Within 10 days of the Closing Date, Purchaser shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 (the "Registration Statement") covering the resale of the Registrable Shares, which will be effective for a period of one (1) year following the Closing Date. Purchaser shall use its best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing.

          (b) The Stockholders shall furnish such information as Purchaser may reasonably request in connection with the preparation of the Registration Statement. Upon the effectiveness of the Registration Statement with the SEC, pursuant to the terms of this Agreement, the Registrable Shares may


                                      1.

be sold in accordance with the Registration Statement under the 1933 Act. Subject to the terms of this Agreement, including, without limitation, Sections 2.4, 3.2 and 4.1, Purchaser shall use reasonable efforts to cause the Registration Statement to remain effective until the earliest of (i) the date on which all Registrable Shares covered by the Registration Statement have been sold to the public pursuant to the Registration Statement; and (ii) one year after the Closing Date.

          1.3 Other Shares. Purchaser may include in the Registration Statement any other shares of Purchaser Common Stock (including issued and outstanding shares of Purchaser Common Stock as to which the holders thereof have contracted with Purchaser for "piggyback" registration rights).

                     SECTION 2:   Purchaser's Obligations.

          In connection with the Registration Statement referred to in Section 1.2, Purchaser shall:

          2.1 Registration Statement. Prepare and file with the SEC the Registration Statement with respect to the Registrable Shares and thereafter use its reasonable efforts to cause the Registration Statement to become and remain effective for the period as set forth in Section 1.2.

          2.2 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the period set forth in Section 1.2 and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of the shares of Purchaser Common Stock covered by the Registration Statement.

          2.3 Copies of Offering Documents. Furnish to the Stockholders such numbers of copies of the Registration Statement, prospectus, and any amendments and supplements thereto, in conformity with the requirements of the 1933 Act, such documents incorporated by reference in the Registration Statement and such other documents as the Stockholders reasonably request, in order to facilitate the public sale or other disposition of the Registrable Shares.

          2.4 Misleading Prospectus. Promptly notify each Stockholder, at any time when a prospectus relating thereto covered by the Registration Statement is required to be delivered under the 1933 Act, upon Purchaser becoming aware that the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and immediately thereafter, use reasonable efforts to prepare and file with the SEC as soon as possible and furnish to each Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made.

          2.5 Rule 144. Use its reasonable efforts to file in a timely manner any reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and take such further action as the Stockholders may reasonably request, all from time to time to enable each Stockholder to sell the Registrable Shares owned by it without registration under the 1933 Act pursuant to the exemption provided by Rule 144.

          2.6 Blue Sky Filings. Use its reasonable best efforts to register and qualify the securities covered by the Registration Statement under the Blue Sky laws of such jurisdictions as shall be reasonably requested by the Stockholders, provided that Purchaser shall not be required in connection

                                      2.

therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  SECTION 3:   The Stockholders' Obligations.

          In connection with the Registration Statement referred to in Section 1.2, the Stockholders shall each:

          3.1 Other Documents and Information. Complete, execute, acknowledge and/or deliver such questionnaires, indemnification agreements, custody agreements, underwriting agreements (if the registration is underwritten) and other documents, certificates and instruments as are reasonably required by Purchaser or any underwriter(s) or are otherwise necessary in connection with the registration and offering. Each Stockholder shall promptly provide to Purchaser such information concerning such Stockholder, their ownership of Purchaser's securities, the intended method of distribution and such other information as may be required by applicable law or regulation or as may be reasonably requested by Purchaser.

          3.2 Cessation of Offering. Upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 2.4, immediately discontinue disposition of the Registrable Shares pursuant to the Registration Statement covering such shares until the Stockholders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4, and, if so directed by Purchaser, deliver to Purchaser all copies of the prospectus covering such Registrable Shares in such Stockholder's possession at the time of receipt of such notice.

          3.3 No Preliminary Prospectus. No Stockholder and no person or entity acting on any Stockholder's behalf (other than an underwriter selected by Purchaser or approved by Purchaser) shall offer any Registrable Shares by means of any preliminary prospectus.

                           SECTION 4:   Limitations.

          4.1 Other Transactions. Purchaser shall not be obligated to effect a registration pursuant to Section 1, or to file any amendment or supplement thereto, and may suspend the Stockholders' rights to make sales pursuant to an effective registration pursuant to Section 1, at any time when Purchaser, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would (i) materially and adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, Exchange or similar transaction, or negotiations, discussions or pending proposals related thereto or (ii) be seriously detrimental to Purchaser and its stockholders, in which event (under clause (i) or (ii) above) Purchaser's sole relief from its registration obligations is the right to defer filing of a registration statement (or to suspend the Stockholders' rights to make sales pursuant to an effective registration pursuant to Section 1) for a period of not more than 60 days; provided, however, that (i) Purchaser shall only use the right described in this Section 4.1 twice in any 12-month period and (ii) such right shall not be used unless Purchaser has imposed similar restrictions on persons subject to its window policy for insiders.

                  SECTION 5:   Expenses and Indemnification.

          5.1 Certain Fees and Commissions. Purchaser shall pay its own legal and accounting fees and all printing fees in connection with the Registration Statement. The Stockholders shall pay any additional fees and costs of their own counsel and all underwriting discounts, commissions and expenses of underwriters or brokers incurred in connection with the offering and sale of the Registrable Shares.

                                       3.

          5.2 Other Expenses. Purchaser shall pay all registration and filing fees attributable to the Registrable Shares and the listing fee payable to the Nasdaq National Market or over-the-counter market, as the case may be.

          5.3 Indemnification. In the event any Registrable Shares are included in a registration statement under Section 1:

               (a) Indemnification by Purchaser. To the extent permitted by law, Purchaser will indemnify and hold harmless each Stockholder, such Stockholder's heirs, successors and assigns, any underwriter (as defined in the 1933 Act) for such Stockholder (if selected by Purchaser or approved by Purchaser), and each person, if any, who controls such Stockholder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or actions to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus (not prohibited by Section 3.3) or final prospectus contained therein or any amendments or supplements thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the context in which made, not misleading; and Purchaser will reimburse each such Stockholder, such Stockholder's heirs, successors and assigns, underwriter (if selected by Purchaser or approved by Purchaser) or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnification and other rights provided for in this Section 5.3(a) shall not apply (i) to any such loss, claim, damage, liability, or action insofar as it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, preliminary prospectus or final prospectus or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Stockholder or (ii) if the person asserting any such loss, claim, damage, liability or action who purchased the Registrable Shares which are the subject thereof did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Registrable Shares to such person because of the failure of such Stockholder or underwriter to so provide such amended preliminary or final prospectus and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary prospectus or the final prospectus (or the final prospectus as amended and supplemented). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder, underwriter or controlling person and shall survive the transfer of the Registrable Shares by such Stockholder.

               (b) Indemnification by the Stockholders. To the extent set forth in the Exchange Agreement, each Stockholder will severally (but not jointly and pro rata with the other Stockholders) indemnify and hold harmless Purchaser, its successors and assigns, its officers and directors, any underwriter (as defined in the 1933 Act) with respect to the Registrable Shares, and each person, if any, who controls Purchaser or any such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or actions (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the context in which made, not misleading; provided that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in such registration by such Stockholder, or (ii) the failure of such

                                      4.

Stockholder or any underwriter with respect to the Registrable Shares held by such Stockholder at or prior to the written confirmation of the sale of the Registrable Shares held by such Stockholder to send or arrange delivery of a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) to the person asserting any such loss, claim, damage, liability or action who purchased the Registrable Shares which is the subject thereof and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary prospectus or the final prospectus (or the final prospectus as amended and supplemented). Each Stockholder will reimburse Purchaser and each such officer or director or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser or any such officer, director, underwriter or controlling person and shall survive the transfer of the Registrable Shares by such Stockholder.

              (c) Indemnification Procedures. Promptly after receipt by a person who may be entitled to indemnification under this Section 5.3 (an "indemnified party") of notice of the commencement of any action (including any governmental action) for which indemnification may be available under this
Section 5.3, such indemnified party will, if a claim in respect thereof is to be made against any person who must provide indemnification under this Section 5.3 (an "indemnifying party"), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel (and the reasonable fees of such counsel shall be paid by the indemnifying party) and assume its own defense if (i) the retention of such counsel has been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party has failed to promptly assume the defense and employ experienced counsel reasonably acceptable to the indemnified party after the indemnifying party has received the notice of the indemnification matter from the indemnified party, or (iii) the named parties to any such action include both the indemnified party and the indemnifying party, and the representation of both parties by the same counsel would be inappropriate due to a conflict of interest between them. It is understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties unless the indemnified parties in good faith conclude and are advised by their counsel that there is an actual or potential conflict of interest among the indemnified parties. No indemnification provided for in
Section 5.3(a) or Section 5.3(b) shall be available to any party who shall fail to give notice as provided in this Section 5.3(c) to the extent that the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice.

                        SECTION 6:   Other Provisions.

          6.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered in the manner and to the address or facsimile telephone number set forth in Section 10.5 of the Exchange Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

          6.2 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile,


                                      5.

with such facsimile copy to serve as conclusive evidence of the consent and ratification of the matters contained herein by the parties hereto.

          6.3 Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

          6.4 Successors and Assigns; Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the parties and the other Indemnitees and their respective successors and assigns. Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, in connection with an Acquisition without obtaining the consent or approval of any other party hereto or of any other Person. Other than in connection with an Acquisition, Purchaser may not assign any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller may not assign any of its rights under this Agreement without the prior written consent of Purchaser.

          6.5 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative. Each Stockholder agrees that in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such Breach or threatened Breach.

          6.6 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

           6.7 Exclusive Agreement; Modification; Severability. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

           6.8 Governing Law; Venue. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California and the County of Fulton, Georgia.

                                      6.

          6.9 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Exchange.

          6.10 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          6.11  Addition of Stockholders.   Notwithstanding anything to the
contrary contained herein, if Seller shall issue additional shares of Purchaser Common Stock, any purchaser of such shares may become a party to the Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a "Stockholder" hereunder.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                         Alteon WebSystems, Inc.

                                         -------------------------------------

                                         By: _________________________________

                                         Title: ______________________________



                                         Stockholders


                                         By: _________________________________

                                         Name:




                                      7.